                                                                     EXHIBIT 2.1

                                                             EXECUTION - ALABAMA

================================================================================


                            ASSET PURCHASE AGREEMENT

                                     Between

                               VERIZON SOUTH INC.

                                       and

                         CONTEL OF THE SOUTH, INC. D/B/A
                               VERIZON MID-STATES

                                       and

                          CENTURYTEL OF ALABAMA, L.L.C.


================================================================================

                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS...............................................................    1
     1.1     Defined Terms.............................................................    1
     1.2     Other Definitional Provisions.............................................   12
ARTICLE II   PURCHASE AND SALE OF ASSETS; CLOSING......................................   12
     2.1     Purchase and Sale of Assets; Excluded Assets..............................   12
             2.1.1    Acquired Assets..................................................   12
             2.1.2    Excluded Assets..................................................   13
     2.2     Consideration for Transfer of the Acquired Assets.........................   14
     2.3     Assumption of Liabilities.................................................   14
             2.3.1    Assumed Liabilities..............................................   14
             2.3.2    Retained Liabilities.............................................   16
     2.4     Regarding Consents........................................................   17
     2.5     The Closing...............................................................   17
     2.6     Deliveries and Proceedings at Closing.....................................   17
             2.6.1    Deliveries by Seller.............................................   18
             2.6.2    Deliveries by Buyer..............................................   18
ARTICLE III  PURCHASE PRICE............................................................   18
     3.1     Purchase Price............................................................   18
     3.2     Closing Date Estimate.....................................................   18
     3.3     Calculation of Final Purchase Price.......................................   19
             3.3.1    Closing Date Statement...........................................   19
             3.3.2    Disputes Regarding Closing Date Statement........................   19
             3.3.3    Final Determination of Purchase Price............................   20
             3.3.4    Interest on Final Payment........................................   20
             3.3.5    Payments.........................................................   20
     3.4     Performance Deposit.......................................................   20
             3.4.1    Deposit..........................................................   20
             3.4.2    Letter of Credit.................................................   20
ARTICLE IV   REPRESENTATIONS AND WARRANTIES............................................   21
     4.1     Representations and Warranties of Seller..................................   21
             4.1.1    Corporate Organization and Related Matters.......................   21
             4.1.2    Compliance with Laws.............................................   21
             4.1.3    Litigation.......................................................   21
             4.1.4    Validity of Contemplated Transactions............................   22
             4.1.5    Title to Owned Real Property.....................................   22
             4.1.6    Leased Real Property; Real Property Interests....................   22
             4.1.7    Tangible Assets..................................................   23
             4.1.8    Schedules of Telephone Plant and Material and Supply Inventory...   23
             4.1.9    Material Contracts...............................................   23
             4.1.10   Insurance........................................................   25
             4.1.11   Taxes............................................................   25
             4.1.12   Tariffs; FCC Licenses............................................   25
             4.1.13   Employee Matters.................................................   26

             4.1.14   Environmental Matters.......................................  28
             4.1.15   Financial Statements........................................  29
             4.1.16   No Material Adverse Change..................................  30
             4.1.17   Brokers.....................................................  30
             4.1.18   No Other Representations and Warranties.....................  30
      4.2    Representations and Warranties of Buyer..............................  30
             4.2.1    Corporate Organization and Related Matters..................  30
             4.2.2    Litigation..................................................  30
             4.2.3    Validity of Contemplated Transactions.......................  31
             4.2.4    Financial Capabilities......................................  31
             4.2.5    Brokers.....................................................  31
             4.2.6    Financial Statements........................................  31
             4.2.7    Investigation; Acknowledgment...............................  32
             4.2.8    No Other Representations and Warranties.....................  32
ARTICLE V    COVENANTS AND AGREEMENTS PENDING CLOSING.............................  32
      5.1    Agreement of Seller Pending the Closing..............................  32
             5.1.1    Conduct of the Business in the Ordinary Course..............  32
             5.1.2    Access......................................................  34
             5.1.3    Consents....................................................  34
             5.1.4    Debtholder Consents.........................................  34
             5.1.5    Financial Statements........................................  35
             5.1.6    Capital Expenditures........................................  35
             5.1.7    VADI Assets.................................................  35
             5.1.8    Release of Liens............................................  35
             5.1.9    Interim Reports.............................................  36
      5.2    Agreement of Buyer Pending the Closing...............................  36
             5.2.1    Control of Business Pending Closing.........................  36
             5.2.2    Contacts by Buyer...........................................  36
             5.2.3    Highly Confident Letters....................................  36
      5.3    Covenants of Seller and Buyer........................................  36
             5.3.1    State Regulatory Approval...................................  36
             5.3.2    FCC Consents................................................  37
             5.3.3    HSR Act Review..............................................  37
             5.3.4    Landlord Consents...........................................  38
             5.3.5    Other Agreements............................................  38
             5.3.6    Insurance Coverage..........................................  38
             5.3.7    Interconnection Agreements..................................  38
             5.3.8    Designated Representative...................................  38
ARTICLE VI   CONDITIONS PRECEDENT TO THE CLOSING..................................  38
      6.1    Conditions Precedent to Obligations of Buyer.........................  38
             6.1.1    Representations and Warranties True as of Closing...........  38
             6.1.2    Compliance with this Agreement..............................  39
             6.1.3    Closing Certificate.........................................  39
             6.1.4    Other Agreements............................................  39
      6.2    Conditions Precedent to Obligations of Seller........................  39
             6.2.1    Representations and Warranties True as of Closing...........  39

               6.2.2   Compliance with this Agreement ...............................................  39
               6.2.3   Closing Certificate ..........................................................  39
               6.2.4   Purchase Price ...............................................................  39
               6.2.5   Other Agreements .............................................................  39
     6.3       Conditions Precedent to the Obligations of Buyer and Seller ..........................  40
               6.3.1   HSR Act Waiting Period .......................................................  40
               6.3.2   Required Consents ............................................................  40
               6.3.3   No Governmental Order ........................................................  40
               6.3.4   Assumption of Labor Contract Obligations .....................................  40
               6.3.5   No Material Adverse Effect ...................................................  40
ARTICLE VII    INDEMNIFICATION ......................................................................  40
     7.1       Survival of Representations and Warranties ...........................................  40
               7.1.1   Survival Period ..............................................................  40
               7.1.2   Period for Claims ............................................................  41
     7.2       Indemnification ......................................................................  41
               7.2.1   Indemnification Obligation of Seller .........................................  41
               7.2.2   Indemnification Obligation of Buyer ..........................................  41
               7.2.3   Definitions ..................................................................  42
     7.3       Limitation on Claims for Indemnifiable Losses ........................................  42
               7.3.1   Matters Known Prior to Closing ...............................................  42
               7.3.2   Limitation of Liability ......................................................  42
     7.4       Defense of Claims ....................................................................  43
               7.4.1   Third Party Claims ...........................................................  43
               7.4.2   Direct Claims ................................................................  44
               7.4.3   Subrogation ..................................................................  44
     7.5       No Indemnifiable Claims Resulting from Governmental Authority Action .................  44
     7.6       Other Rights and Remedies ............................................................  45
ARTICLE VIII   EMPLOYEES AND EMPLOYEE MATTERS .......................................................  45
     8.1       Employment of Transferred Employees ..................................................  45
               8.1.1   Assumption of Labor Contract Obligations .....................................  46
               8.1.2   Assumption of Employment and Other Agreements ................................  46
               8.1.3   No Creation of Objection Rights ..............................................  46
               8.1.4   Recognition of Transferred Employee Service ..................................  46
               8.1.5   Assumption of Obligation to Pay Bonuses ......................................  46
               8.1.6   No Duplicate Benefits ........................................................  47
               8.1.7   Affiliate Employees ..........................................................  47
     8.2       Transferred Employee Benefit Matters .................................................  47
               8.2.1   Defined Benefit Plans ........................................................  47
               8.2.2   Savings Plans ................................................................  50
               8.2.3   Welfare Plans ................................................................  50
     8.3       Severance Benefits ...................................................................  52
     8.4       Vacation Benefits ....................................................................  52
     8.5       Employee Rights ......................................................................  53
     8.6       Successors and Assigns ...............................................................  53
ARTICLE IX     CONTINUING BUSINESS RELATIONSHIPS ....................................................  53
     9.1       Transition Plan Support Agreement ....................................................  53

     9.2     Directory Publishing ....................................................... 54
             9.2.1   Certain Directory Publishing Agreement Rights and Obligations ...... 54
             9.2.2   Co-Bound Directories Acknowledgement ............................... 54
ARTICLE X    ADDITIONAL AGREEMENTS OF THE PARTIES ....................................... 54
     10.1    Intellectual Property ...................................................... 54
             10.1.1  No License ......................................................... 54
             10.1.2  Infringement ....................................................... 54
             10.1.3  Trademark Phaseout ................................................. 55
             10.1.4  Third Party Software ............................................... 56
     10.2    Confidentiality ............................................................ 56
     10.3    Further Assurances ......................................................... 56
     10.4    Prorations ................................................................. 57
     10.5    Cost Studies/Toll and Access Settlement Matters ............................ 58
             10.5.1  Prior to Closing ................................................... 58
             10.5.2  From and After Closing ............................................. 58
     10.6    Access to Books and Records ................................................ 58
             10.6.1  Retention Period ................................................... 58
             10.6.2  Access ............................................................. 58
     10.7    Purchase Price Allocation .................................................. 59
     10.8    Owned Real Property Transfers .............................................. 59
     10.9    Transaction Taxes and Tax Refunds .......................................... 60
     10.10   Bulk Sales Laws ............................................................ 61
     10.11   Prepaid Non-Regulated Maintenance Agreements ............................... 61
     10.12   Vehicle Registration ....................................................... 61
     10.13   CABS Accounts Receivable Transition ........................................ 61
     10.14   CBSS and SSB Billing and Accounts Receivable Transition .................... 61
             10.14.1 Transfer of Records ................................................ 61
             10.14.2 Settlement of Accounts Receivable .................................. 61
             10.14.3 Updated Statements ................................................. 62
             10.14.4 Resolution of Material Discrepancies ............................... 62
             10.14.5 Exclusive Remedies ................................................. 62
     10.15   Environmental Remediation .................................................. 62
     10.16   Customer Deposits .......................................................... 63
ARTICLE XI   TERMINATION ................................................................ 63
     11.1    Termination Rights ......................................................... 63
     11.2    Good Faith Performance ..................................................... 64
     11.3    Effect of Termination ...................................................... 64
             11.3.1  Mutual Termination or Termination upon Governmental Order .......... 64
             11.3.2  Termination by Buyer ............................................... 64
             11.3.3  Termination by Seller .............................................. 64
             11.3.4  Compliance with Non-Disclosure Agreement ........................... 64
             11.3.5  Survival ........................................................... 64
ARTICLE XII  MISCELLANEOUS .............................................................. 65
     12.1    Notices .................................................................... 65
     12.2    Information Releases ....................................................... 66
     12.3    Expenses ................................................................... 66

        12.4   Successors and Assigns ....................................... 66
        12.5   Amendments ................................................... 66
        12.6   Captions ..................................................... 66
        12.7   Entire Agreement ............................................. 66
        12.8   Waiver ....................................................... 66
        12.9   Third Parties ................................................ 67
        12.10  Counterparts ................................................. 67
        12.11  Governing Law ................................................ 67
        12.12  Further Assurances ........................................... 67
        12.13  Severability ................................................. 67
        12.14  Schedules; Exhibits .......................................... 68
        12.15  Knowledge Convention ......................................... 68

                                LIST OF EXHIBITS

Exhibit A       List of Seller Exchanges
Exhibit B       Form of Assignment and Assumption Agreement
Exhibit C       Form of Intellectual Property License Agreement
Exhibit D       Form of Publishing Agreement
Exhibit E       Transition Plan Support Agreement
Exhibit F       Buyer Highly Confident Letters

                           SELLER DISCLOSURE SCHEDULES

Schedule 2.1.1(e)       Assigned Contracts
Schedule 2.1.2(g)       Other Excluded Assets
Schedule 2.1.2(h)       Excluded Contracts
Schedule 4.1.2          Compliance with Laws
Schedule 4.1.3          Litigation
Schedule 4.1.4          Consents
Schedule 4.1.5(a)       Lienholders
Schedule 4.1.5(b)       Owned Real Property
Schedule 4.1.6(a)       Real Property Leases
Schedule 4.1.6(b)       Real Property Interests
Schedule 4.1.7          Tangible Assets; Exceptions to Title
Schedule 4.1.8          Telephone Plant and Material and Supply Inventory
Schedule 4.1.9(a)       Material Contracts
Schedule 4.1.9(b)       Material Contracts - Defaults
Schedule 4.1.11         Taxes
Schedule 4.1.12         Regulatory Tariffs
Schedule 4.1.12(a)      Pending or Threatened Commission Proceedings
Schedule 4.1.12(b)      FCC Licenses
Schedule 4.1.13(a)      ERISA Plans
Schedule 4.1.13(b)      ERISA Material Liabilities
Schedule 4.1.13(c)      ERISA Plans - Exceptions
Schedule 4.1.13(d)      Multiemployer Plans
Schedule 4.1.13(e)      Labor Unions
Schedule 4.1.14         Environmental Matters
Schedule 4.1.15(a)      Financial Statements
Schedule 4.1.15(b)      Transfers and Assignments
Schedule 4.1.15(c)      June 30 Financial Data
Schedule 4.1.16         Material Adverse Change
Schedule 5.1.1(j)       Benefit and Compensation Changes
Schedule 5.1.9          Interim Reports
Schedule 5.3.2          FCC Waivers
Schedule 5.3.5          Other Agreements
Schedule 8.1            Transferred Employees
Schedule 8.1(a)         Retained Employees
Schedule 8.1(b)         Included Employees
Schedule 8.1.2          Assumption of Employment Agreements - Exceptions
Schedule 8.2.1(d)(i)    Pension Transfer Assumptions
Schedule 8.3            Executive Minimum Severance Benefits
Schedule 9.2.2          Co-Bound Directories
Schedule 10.1.4         Switch Software
Schedule 10.8           Title Policies

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of October 22, 2001, is entered into by and between, on the one hand, CENTURYTEL OF ALABAMA, L.L.C., a Louisiana limited liability company (together with its permitted successors and assigns, the "Buyer"), and, on the other hand, VERIZON SOUTH INC., a Virginia corporation and CONTEL OF THE SOUTH, INC. d/b/a VERIZON MID-STATES, a Georgia corporation ("each a "Seller" and collectively, the Sellers").

                                    RECITALS

     WHEREAS, Sellers have been authorized by the Alabama Public Service Commission ("Commission") as an in-franchise provider of regulated local exchange, access and toll telephone service in certain exchanges within the state of Alabama as set forth on Exhibit A attached hereto (the "Seller Exchanges"); and

     WHEREAS, Sellers are or will be prior to Closing the owner of telephone network assets in the Seller Exchanges and, in connection therewith, is engaged in the business of marketing, selling and providing local exchange telephone service; access and intraLATA toll services presubscribed to Sellers; and dedicated and special access, ATM, frame relay, digital subscriber line and other high speed data services; each within the Seller Exchanges to end users, interexchange carriers and other local exchange carriers (such business, as conducted by the Sellers, is referred to herein as the "Business"); and

     WHEREAS, Sellers desire to sell, assign and transfer to Buyer, and Buyer desires to purchase and accept from Sellers, certain of its regulated telephone properties and related assets used in the Business, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and conditions herein set forth, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Accounts Receivable Settlement Statement" has the meaning set forth in
Section 10.14.2.

     "Acquired Assets" has the meaning set forth in Section 2.1.1.

     "Active Employees" has the meaning set forth in Section 8.1.

     "Affiliate" means as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

     "Agreement" means this Asset Purchase Agreement and all Schedules and Exhibits hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

     "Ancillary Documents" means the Transition Plan Support Agreement, the License Agreement, the Publishing Agreement and the Bill of Sale, Assignment and Assumption Agreement.

     "Applicable Rate" means the three-month LIBOR rate as published on Telerate Page 3750 as of 11:00 a.m., London time, on the date which is two days prior to the date such rate is determined, less 10 basis points, such rate to be reset every 90 days.

     "Assigned Contracts" means Contracts to which Sellers or a Sellers' Affiliate is a party that (i) relate primarily to the operation of the Business (other than the Excluded Contracts, Real Property Interests, Real Property Leases and Third Party Intellectual Property Contracts), and (ii) any other contract that is expressly identified on Schedule 2.1.1(e).

     "Assigned Permits" means, to the extent assignable, all permits, licenses, franchises, approvals, waivers and authorizations issued or granted by any Governmental Authority to Sellers or any Affiliate thereof that relate primarily to the operation of the Business, other than the FCC Licenses.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.1.

     "Bargained Welfare Plans" has the meaning set forth in Section 8.2.3(a).

     "Base Purchase Price" has the meaning set forth in Section 3.1.

     "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B hereto.

     "Business" has the meaning set forth in the Recitals hereto.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the city of New York are authorized or required to be closed.

     "Buyer" has the meaning set forth in the Preamble hereto.

     "Buyer Consents" has the meaning set forth in Section 4.2.3.

     "Buyer Indemnitee" has the meaning set forth in Section 7.2.1.

     "Buyer Pension Plan" and "Buyer Pension Plans" have the meanings set forth in Section 8.2.1(b).

     "Buyer Savings Plan" and "Buyer Savings Plans" have the meanings set forth in Section 8.2.2(b).

     "Buyer Welfare Plans" has the meaning set forth in Section 8.2.3(a).

     "Buyer's Actuary" has the meaning set forth in Section 8.2.1(d)(ii).

     "CABS" means the Carrier Access Billing System operated by Sellers and their Affiliates which is utilized primarily to render bills to carriers for services provided by the Business.

     "CALEA" means the Communications Assistance for Law Enforcement Act.

     "Capital Expenditure Deficiency" has the meaning set forth in Section
5.1.6.

     "CBSS" means the Customer Billing Support System operated by Sellers and their Affiliates which is utilized primarily to render bills for services provided by the Business.

     "CBSS Accounts Receivable" means accounts receivable arising primarily from the operation of the Business that are attributable to Sellers' provision of service on or before the Closing Date that have been billed, or are billable, through Sellers' CBSS system. CBSS Accounts Receivable shall not include amounts billed or billable through CABS or SSB. CBSS Accounts Receivable includes those categories of accounts receivable identified in Sellers' systems as "current," "unpaid live" and "unpaid final," and shall include amounts resulting from billings pursuant to billing and collection agreements with third parties.

     "CBSS Accounts Receivable Amount" means the aggregate amount of all CBSS Accounts Receivable as of the Closing Date, less a discount for anticipated uncollectible CBSS Accounts Receivable in an amount equal to the CBSS Uncollectible Factor multiplied by the CBSS Accounts Receivable as of the Closing Date; provided, however, that to the extent the percentage of CBSS Accounts Receivable which are classified as past due for more than ninety (90) days at Closing exceeds nine and one-half percent (9.5%) of the total CBSS Accounts Receivable, the CBSS Accounts Receivable shall be reduced to the extent of such excess for purposes of calculating the CBSS Accounts Receivable Amount.

     "CBSS Uncollectible Factor" means seven percent (7%).

     "Closing" has the meaning set forth in Section 2.5.

     "Closing Consents" has the meaning set forth in Section 2.5.

     "Closing Date" has the meaning set forth in Section 2.5.

     "Closing Date Payment" has the meaning set forth in Section 3.2.

     "Closing Date Statement" has the meaning set forth in Section 3.3.1.

     "Co-Bound Directory" has the meaning set forth in Section 9.2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" has the meaning set forth in the Recitals hereto.

     "Consent Fees" has the meaning set forth in Section 2.4.

     "Construction Advances" means advances collected by Sellers for the future performance of non-regulated construction in the Seller Exchanges.

     "Contract" means any contract, agreement, arrangement, bond, commitment, note, loan, mortgage, lease or other agreement legally binding on the parties thereto.

     "Control" (including the correlative terms "Controls," "Controlled by," "Controlling" and "under common Control with") shall mean with respect to any Person, possession of the power, directly or indirectly, either to (A) vote a majority of the voting shares or other voting interest in such Person for the election of directors of such Person or (B) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Customer Deposits" has the meaning set forth in Section 10.16.

     "Customer Prepayments" means payments arising from the operation of the Business that have been billed and collected by the Sellers as of the Closing Date but which relate to the provision of service after the Closing Date.

     "Debtholder Consents" has the meaning set forth in Section 5.1.4.

     "Deposit" has the meaning set forth in Section 3.4.1.

     "Deposit L/C" has the meaning set forth in Section 3.4.2.

     "Direct Claim" has the meaning set forth in Section 7.4.2.

     "Dispute Resolution Request" has the meaning set forth in Section 3.3.2.

     "Employment Agreements" has the meaning set forth in Section 4.1.13(a).

     "Environmental Claims" has the meaning set forth in Section 4.1.14(e).

     "Environmental Laws" has the meaning set forth in Section 4.1.14(e).

     "Environmental Permits" has the meaning set forth in Section 4.1.14(e).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Plans" has the meaning set forth in Section 4.1.13(a).

     "Estimated Non-Regulated Construction Work in Process Amount" has the meaning set forth in Section 3.2.

     "Estimated Regulatory Obligation Amount" has the meaning set forth in
Section 3.2.

     "Excluded Assets" has the meaning set forth in Section 2.1.2.

     "Excluded Contracts" means all billing and collection agreements, interconnection agreements, National Account Agreements, billing media agreements, vehicle leasing agreements and other contracts listed on Schedule 2.1.2(h).

     "Excluded Marks" means all trademarks, applications for trademark registration, common law trademarks, service marks, applications for service mark registration, common law service marks, trade names, domain names and related registrations owned by Sellers or an Affiliate of Sellers, or licensed to Sellers or an Affiliate of Sellers by any Person, any derivations of the foregoing and any marks or names similar to the foregoing.

     "Expiration Date" has the meaning set forth in Section 7.1.1.

     "Final Closing Date Statement" has the meaning set forth in Section 3.3.2.

     "Financial Statements" has the meaning set forth in Section 4.1.15(a).

     "FCC" means the Federal Communications Commission.

     "FCC Consents" has the meaning set forth in Section 5.3.2.

     "FCC Licenses" means all licenses, certificates, permits or other authorizations granted to Sellers or a Seller Affiliate by the FCC that are used primarily in the operation of the Business.

     "FRP" has the meaning set forth in Section 8.2.3(d).

     "Future Regulatory Obligations" has the meaning set forth in Section 2.3.1(g).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity, including without limitation, a court, regulatory body, agency, department, authority or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Order" means, as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject.

     "Hazardous Material" has the meaning set forth in Section 4.1.14(e).

     "Highly Confident Letters" has the meaning set forth in Section 4.2.4(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Included Claims" has the meaning set forth in Section 7.3.2(a).

     "Included Employees" has the meaning set forth in Section 8.1.

     "Indemnification Payment" has the meaning set forth in Section 7.2.3(a).

     "Indemnitee" has the meaning set forth in Section 7.2.3(b).

     "Indemnitor" has the meaning set forth in Section 7.2.3(c).

     "Intellectual Property" means all inventions (whether patentable or not and whether or not such inventions are described or claimed in any patent or patent application), designs (useful or ornamental), and works subject to copyright protection, invention disclosures, specifications, manuals, drawings, functional or system block diagrams, flow charts, circuit diagrams, design or user documentation, engineering notebooks, schematics, test programs, documented procedures, documented processes, documented flows, devices, software (in any form), firmware, or proprietary information and all intellectual property rights in or based upon the foregoing, including patents, patent applications (including continuations, continuations-in-part, divisions, reissues), reexamined patents and extensions thereof, copyrights (whether registered or unregistered), and trade secrets.

     "Interim Capital Expenditure Obligations" has the meaning set forth in
Section 2.3.1(h).

     "Interim Reports" has the meaning set forth in Section 5.1.9.

     "Inter-Unit Services Employees" has the meaning set forth in Section 8.1.

     "IRS" means the Internal Revenue Service.

     "June 30 Financial Data" has the meaning set forth in Section 4.1.15(c).

     "Knowledge" or "knowledge" has the meaning set forth in Section 12.15.

     "Labor Contracts" has the meaning set forth in Section 4.1.13(a).

     "Law" or "Laws" means any statute, rule, regulation, mandate, order or ordinance of any Governmental Authority.

     "Leased Real Property" means the real property leased to Sellers or a Seller Affiliate in accordance with the terms of the Real Property Leases and used primarily in the operation of the Business.

     "License Agreement" means the Intellectual Property License Agreement in the form attached hereto as Exhibit C.

     "Licensed Intellectual Property" means Intellectual Property owned by Sellers, and Third Party Intellectual Property licensed to Sellers or a Seller Affiliate which Sellers or Seller Affiliate has the right to sublicense to Buyer without the payment of compensation or other consideration to any Person, and which Intellectual Property and Third Party Intellectual Property are required for the use or maintenance (to the extent not provided by the owner or licensor of the Third Party Intellectual Property) of the Acquired Assets in the operation of the Business as of the Closing; provided that Licensed Intellectual Property shall at all times be an Excluded Asset.

     "Lien" means any lien, charge, pledge, option, mortgage, security interest, lease obligation or other encumbrance other than Permitted Encumbrances.

     "Lienholders" means those Persons holding indebtedness issued under indentures or other instruments, and identified on Schedule 4.1.5(a).

     "Losses" has the meaning set forth in Section 7.2.3(d).

     "Material Adverse Change" and "Material Adverse Effect" mean any change, effect or circumstance that is materially adverse to the Business or the Acquired Assets taken as a whole, but shall not include matters arising from the execution or public announcement of this Agreement, the identity of Buyer, or the effects of changes that are generally applicable (A) in the telecommunications industry generally, (B) to the United States economy or the economy generally prevailing in the geographic area of the Seller Exchanges, or
(C) to the United States securities or financial markets.

     "Material and Supply Inventory" means items defined in the FCC's Part 32 Uniform System of Accounts that are held for use primarily in the Business.

     "Material Contracts" has the meaning set forth in Section 4.1.9(b).

     "National Account Agreement" means a national service agreement pursuant to which Sellers or any Affiliate provides telecommunications service in multiple exchanges (including the Seller Exchanges) to employees or other designees of a Person who is a party to such service agreement.

     "Non-Disclosure Agreement" means that certain Non-Disclosure Agreement between Buyer and Verizon dated as of April 6, 2001.

     "Non-Regulated Construction Work in Process" means equipment procured and construction work performed in relation to non-tariffed activities undertaken by Sellers prior to the Closing Date but not yet completed or billed as of the Closing Date.

     "Non-Regulated Construction Work in Process Amount" means amounts expended by Seller for Non-Regulated Construction Work in Process net of Construction Advances related to such construction work, and billable by Buyer to third parties, following the Closing Date.

     "Non-Union Welfare Plans" has the meaning set forth in Section 8.2.3(a).

     "Owned Real Property" means the real property owned in fee by Sellers or a Seller Affiliate and used primarily in the operation of the Business, including all land, buildings, structures, appurtenances and improvements located thereon.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Assets" has the meaning set forth in Section 8.2.1(d)(i).

     "Permitted Encumbrances" means (A) liens for Taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed, (B) standard utility easements, covenants and restrictions of record that do not individually or in the aggregate materially interfere with the operation of the Business as presently conducted on the Owned Real Property affected thereby, (C) mechanics', carriers', workers', repairers' and other statutory Liens, (D) existing zoning or similar Laws that do not materially interfere with the operation of the Business, (E) leases otherwise disclosed herein, and (F) any other Liens that do not materially interfere, individually or in the aggregate, with the operation of the Business or Acquired Assets in a manner consistent with the current use by Sellers.

     "Person" means an individual, corporation, partnership, trust, joint stock company, unincorporated association, limited liability company, joint venture, or other entity or organization.

     "Phaseout Period" has the meaning set forth in Section 10.1.3(a).

     "Plans" has the meaning set forth in Section 4.1.13(a).

     "Proration Periods" has the meaning set forth in Section 10.4(a).

     "Publisher" has the meaning set forth in Section 9.2.1.

     "Publishing Agreement" means the Publishing Agreement between Buyer and Publisher substantially in the form attached as Exhibit D hereto and as more particularly described in Section 9.2.1.

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchase Price Allocation" has the meaning set forth in Section 10.7(a).

     "Quarterly Updates" has the meaning set forth in Section 5.2.3.

     "Real Property Interests" means all easements, rights of way, licenses or other interests in real property of Sellers that are used primarily in the operation of the Business, other than Owned Real Property or Leased Real Property.

     "Real Property Leases" has the meaning set forth in Section 2.1.1(g).

     "Regulatory Approvals" has the meaning set forth in Section 5.3.1.

     "Remediation Activities" has the meaning set forth in Section 10.15.

     "Regulatory Obligation Amount" has the meaning set forth in Section 3.1.

     "Requirement of Law" means, as to any Person, any permit, license, judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

     "Retained Books and Records" means, collectively, all corporate records and stock books of Sellers and their Affiliates, the general ledger, all records required by Law to be retained by Sellers and all books and records relating to
(A) Tax Returns and Tax records, (B) Excluded Assets, (C) attorney work product, and (D) the Retained Liabilities.

     "Retained Employees" has the meaning set forth in Section 8.1.

     "Retained Future Regulatory Obligations" has the meaning set forth in
Section 2.3.1(g).

     "Retained Interim Capital Expenditure Obligation" has the meaning set forth in Section 2.3.1(h).

     "Retained Liabilities" has the meaning set forth in Section 2.3.2.

     "SEC Basis Financial Statements" has the meaning set forth in Section
5.1.5.

     "Seller Consents" has the meaning set forth in Section 4.1.4.

     "Seller Exchanges" has the meaning set forth in the Recitals hereto.

     "Seller Hourly Pension Plan" has the meaning set forth in Section 8.2.1(b).

     "Seller Indemnification Limit" has the meaning set forth in Section
7.3.2(a).

     "Seller Indemnitee" has the meaning set forth in Section 7.2.2.

     "Seller Interconnection Agreements" has the meaning set forth in Section 5.3.7.

     "Seller Salaried Pension Plan" has the meaning set forth in Section 8.2.1(a)(i).

     "Seller Savings Plan" has the meaning set forth in Section 8.2.2(a).

     "Seller Threshold" has the meaning set forth in Section 7.3.2(a).

     "Seller Welfare Plan" has the meaning set forth in Section 8.2.3(a).

     "Sellers' Actuary" has the meaning set forth in Section 8.2.1(d)(ii).

     "SSB" means the Separate Subsidiary Billing System operated by Sellers and their Affiliates which is utilized primarily to render bills for services provided by the Business.

     "SSB Accounts Receivable" means accounts receivable arising primarily from the operation of the Business that are attributable to Seller's provision of service on or before the Closing Date that have been billed, or are billable, through Seller's SSB System. SSB Accounts Receivable shall not include amounts billed or billable through CABS or CBSS. SSB Accounts Receivable includes those categories of accounts receivable identified in Seller's systems as "current," "unpaid live" and "unpaid final," and shall include amounts resulting from billings pursuant to billing and collection agreements with third parties.

     "SSB Accounts Receivable Amount" means the aggregate amount of all SSB Accounts Receivable as of the Closing Date, less a discount for anticipated uncollectible SSB Accounts Receivable in an amount equal to the SSB Uncollectible Factor multiplied by the SSB Accounts Receivable as of the Closing Date.

     "SSB Uncollectible Factor" means nine-tenths of one percent (0.9%).

     "Switch Software" means that portion of Third Party Intellectual Property which is telephone switch software licensed to Sellers which software is necessary to Sellers' current operation and use of any telephone switching equipment in the Seller Exchanges and which equipment is included in Telephone Plant.

     "Switch Software Vendor" means any licensor of any Switch Software.

     "Tax" or "Taxes" means with respect to the Business or the Acquired Assets all taxes including, without limitation, any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, ad valorem, franchise, gross receipts, payroll, sales, use, employment, property, real property, personal property, excise, value added, stamp, alternative or add-on minimum, withholding and any other tax, with all interest, penalties and additions imposed with respect to such amounts.

     "Tax Returns" means any return, declaration, report, form, certificate, claim for refund, information return or statement with respect to Taxes including any schedule, attachment or work papers thereto, and including any amendment thereof.

     "Telephone Plant" means all machinery, equipment, inventory, vehicles (including, subject to Sellers' performance of their obligations set forth in Section 5.1.8, leased vehicles), and all other assets and properties used primarily in the operation of the Business, including, without limitation, all plant, systems, structures, regulated construction work in progress, telephone cable (whether in service or under construction), microwave facilities (including frequency spectrum assignment), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including central office equipment, subscriber station equipment and other equipment in general), instruments, house wiring connections and other personal property used primarily in the operation of the Business, in every case whether owned by Sellers or Sellers' Affiliates. Without limiting the generality of the foregoing, Telephone Plant includes the assets owned by Sellers that would be properly included in the fixed assets referenced in Part 32 of the FCC Rules and Regulations (47 CFR, Part 32), as such accounts are reflected in
Schedule 4.1.8.

     "Third Party Claim" has the meaning set forth in Section 7.4.1.

     "Third Party Consents" has the meaning set forth in Section 2.4.

     "Third Party Intellectual Property" means Intellectual Property owned by any Person, other than Sellers, without regard as to whether Sellers have any rights therein or the right to assign such rights to Buyer including any such Intellectual Property included in or with the Acquired Assets.

     "Third Party Intellectual Property Contracts" has the meaning set forth in
Section 10.1.4.

     "Transaction Taxes" has the meaning set forth in Section 10.9.

     "Transferred Books and Records" means all of Sellers' customer or subscriber lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys, engineering reports, personnel records for Transferred Employees (where applicable) and all other documents, computer data and records, in each case relating primarily to the operation of the Business, other than the Retained Books and Records.

     "Transferred Employees" has the meaning set forth in Section 8.1.

     "Transition Plan Support Agreement" means the Transition Plan Support Agreement in the form attached as Exhibit D hereto.

     "VADI" means Verizon Advanced Data Inc.

     "VADI Assets" means those assets held as of the date of this Agreement by VADI primarily for the provision of ATM, frame relay, digital subscriber line and other high speed data services within the Seller Exchanges.

     "Verizon" means Verizon Communications Inc.

     1.2   Other Definitional Provisions.

                    (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                    (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II
                      PURCHASE AND SALE OF ASSETS; CLOSING

     2.1   Purchase and Sale of Assets; Excluded Assets.

           2.1.1 Acquired Assets. Subject to the terms and conditions hereinafter set forth, at the Closing, Sellers shall sell, grant, convey, transfer, assign and deliver to Buyer and Buyer shall purchase and receive all right, title and interest of Sellers and, to the extent stated, any Seller Affiliate free and clear of all Liens, other than Permitted Encumbrances, in and to the following assets, properties and rights used primarily in the operation of the Business and in existence as of the Closing Date (except as otherwise expressly set forth in Section 2.1.2), which assets, properties and rights are referred to herein as the "Acquired Assets":

                    (a)  Telephone Plant;

                    (b) all Material and Supply Inventory located within the Seller Exchanges;

                    (c)  Non-Regulated Construction Work in Process;

                    (d)  FCC Licenses and Assigned Permits;

                    (e) Assigned Contracts of Sellers and any Seller Affiliate including, without limitation, those Contracts set forth in Schedule 2.1.1(e);

                           (f)  Transferred Books and Records, subject to
Sellers' right to retain copies thereof;

                           (g)  all Owned Real Property and all Leased Real
Property created by leases of real property under which either Seller or any Seller Affiliate is a lessee (the "Real Property Leases"), together with all appurtenances thereto;

                           (h)  all buildings, towers, facilities and other
structures and improvements held by Sellers and located on the Owned Real Property or Leased Real Property (but only to the extent permitted by the Real Property Leases) and which are used primarily in the Business;

                           (i)  all Real Property Interests;

                           (j)  upon Sellers' fulfillment of the obligations set
forth in Section 5.1.7, the VADI Assets;

                           (k)  insurance proceeds relating to any loss, damage
or destruction of any of the Acquired Assets prior to the Closing to the extent not replaced prior to the Closing; and

                           (l)  all other property, assets and rights relating
exclusively to the Business or the Seller Exchanges but excluding all Intellectual Property and Excluded Marks.

                  2.1.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1.1 or in any other provision of this Agreement, the Acquired Assets shall not include any of the following assets, properties and rights of Sellers or their Affiliates (collectively, the "Excluded Assets"):

                           (a)  all cash, cash equivalents and marketable
securities and bonds;

                           (b)  all rights which accrue or will accrue to
Sellers and their Affiliates under this Agreement, the Ancillary Documents and the certificates and other documents delivered to Sellers by Buyer in connection with this Agreement;

                           (c)  all records prepared in connection with the sale
of the Business, including bids received from third parties and analysis relating to the Business;

                           (d)  all rights, including all defenses,
counterclaims and rights of indemnity, reimbursement and subrogation, related to the Retained Liabilities;

                           (e)  the Retained Books and Records;

                           (f)  interests in any business other than the
Business, including the provision of wireless service (cellular and PCS); long distance (interLATA and intraLATA to the extent provided by Verizon Affiliates other than Sellers) and internet access service or internet related services (to the extent provided by Verizon Affiliates other than Sellers or VADI); air-to-ground communications (air phone service); installation, maintenance and equipment service related to the sale of telecommunications equipment by Affiliates to customers located outside the geographic area comprising the Seller Exchanges; any permits related to any of the foregoing; all assets of Sellers and their Affiliates used in connection with any such business or related to any of the foregoing, including but not limited to any common or shared systems used in conjunction with other Verizon Affiliates on a national basis; and all assets used by Sellers and their Affiliates in rendering services to Sellers or the Business that are located outside the geographic area comprising the Seller Exchanges;

                           (g)  such other assets, if any, as set forth on
Schedule 2.1.2(g), including, without limitation, those which are described by general category;

                           (h)  the Excluded Contracts including those contracts
set forth on Schedule 2.1.2(h);

                           (i)  the Excluded Marks;

                           (j)  all Intellectual Property, including the
Licensed Intellectual Property and Third Party Intellectual Property, and all claims against any Person for infringement or misappropriation of such Intellectual Property;

                           (k)  subject to the provisions of Section 2.1.1(k),
all rights and claims under insurance policies of Sellers or their Affiliates arising in connection with the operation of the Business or the Acquired Assets on or prior to the Closing Date;

                           (1)  all rights to Tax refunds and/or Tax credits
(including all interest related thereto) relating to the operation of the Business or the Acquired Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date; and

                           (m)  all rights and claims for support payments
pursuant to any Universal Service or similar fund for periods of operation ending on or prior to the Closing Date.

     2.2 Consideration for Transfer of the Acquired Assets. Sellers shall transfer the Acquired Assets to Buyer at the Closing in exchange and in consideration for the payment by Buyer to Sellers at the Closing of the Purchase Price calculated in accordance with the provisions of Section 3.1 and the assumption by Buyer of the Assumed Liabilities.

     2.3   Assumption of Liabilities.

           2.3.1 Assumed Liabilities. Upon the terms and subject to conditions set forth herein, Buyer shall assume, as of the Closing Date, and agrees to pay, perform and discharge, as and when due, the following liabilities, responsibilities and obligations:

                           (a)  all liabilities, responsibilities and
obligations (including Taxes), arising out of, accruing or resulting from the operation of the Business or the use, ownership or operation of the Acquired Assets after the Closing Date;

                           (b)  all liabilities, responsibilities and
obligations of Buyer as provided in Article VIII with respect to Transferred Employees;

                           (c)  all liabilities, responsibilities and
obligations that arise after the Closing Date in connection with the performance of the Assigned Contracts, Real Property Interests and the Real Property Leases;

                           (d)  all liabilities, responsibilities and
obligations to third parties that relate to arrangements and commitments between Sellers and a third party for the construction of shared transmission facilities between various switching points included in the Seller Exchanges;

                           (e)  all liabilities, responsibilities and
obligations relating to post-Closing engineering and construction required to complete scheduled construction and other capital expenditure projects for the Seller Exchanges;

                           (f)  all liabilities, responsibilities and
obligations relating to Customer Prepayments, Customer Deposits and Construction Advances;

                           (g)  all liabilities, responsibilities and
obligations, other than Interim Capital Expenditure Obligations, related to the Seller Exchanges arising out of any Law of any Governmental Authority after the Closing Date regardless of whether the action taken by the Governmental Authority is or purports to be based on conduct or actions that occurred at any time prior to the Closing Date ("Future Regulatory Obligations"); provided, however, Buyer shall not be liable for any Future Regulatory Obligation arising directly out of any (i) willful misconduct by Sellers as judicially determined by a final order of a court or Governmental Authority of competent jurisdiction; or (ii) conduct by Sellers that was not reasonably prudent based on then-prevailing circumstances, in either case which conduct occurred prior to the Closing Date ("Retained Future Regulatory Obligations"); and provided further, that Sellers' reliance on a reasonable interpretation of existing Law or practice shall be deemed reasonably prudent;

                           (h)  all liabilities, responsibilities and
obligations related to the Seller Exchanges arising out of any Law of any Governmental Authority requiring any capital expenditure after the date of this Agreement, regardless of whether the action taken by the Governmental Authority is or purports to be based on conduct, facts or actions that occurred at any time prior to the date of this Agreement ("Interim Capital Expenditure Obligations"); provided, however, Buyer shall not be liable for any Interim Capital Expenditure Obligation arising directly out of any (i) willful misconduct by Sellers as judicially determined by a final order of a court or Governmental Authority of competent jurisdiction, or (ii) conduct by Sellers that was not reasonably prudent based on then-prevailing circumstances, ("Retained Interim Capital Expenditure Obligations"); and, provided further, that Sellers' reliance on a reasonable interpretation of existing Law or practice shall be deemed reasonably prudent. Sellers shall notify

Buyer of all material Interim Capital Expenditure Obligations within a reasonable time after publication of said obligations by a Governmental Authority; and

               (i) all liabilities and obligations for litigation and claims by third parties arising out of an occurrence after the Closing Date, including any claims for infringement of Third Party Intellectual Property for acts occurring after the Closing Date;

(collectively, the "Assumed Liabilities"). Notwithstanding anything in this
Section 2.3.1 to the contrary, Assumed Liabilities shall not include any liabilities, responsibilities or obligations expressly included in Retained Liabilities pursuant to Section 2.3.2.

         2.3.2 Retained Liabilities. Each Seller shall retain and shall pay, perform and discharge when due, the following liabilities, responsibilities and obligations of such Seller (the "Retained Liabilities"):

               (a) subject to the provisions of Section 10.4 or as expressly set forth in this Agreement, all trade payables and other payment obligations of Sellers that relate to the operation of the Business on or prior to the Closing Date;

               (b) all long-term debt of Sellers (including indebtedness to the Lienholders) and debt of Sellers owed to any one or more of its Affiliates, but excluding liabilities assumed pursuant to Article VIII hereof;

               (c) subject to the provisions of Sections 10.4 and 10.9, all Taxes of Sellers or their Affiliates attributable to the operation of the Business or the use, ownership or operation of the Acquired Assets for all Tax periods (or portions thereof), ending on or prior to the Closing Date;

               (d) except to the extent otherwise provided in Article VIII, all liabilities and obligations arising on or prior to the Closing Date with respect to employees who, upon Closing, will be Transferred Employees, including (i) all liabilities, responsibilities and obligations relating to collective bargaining agreements or other union contracts, and (ii) any such liabilities or obligations that arise on or after the Closing Date to the extent that such liabilities and obligations relate to facts, circumstances or conditions arising or occurring on or prior to the Closing Date, but excluding any Future Regulatory Obligations with respect to the Transferred Employees;

               (e) all liabilities, responsibilities and obligations for litigation and claims of third parties arising out of an occurrence on or prior to the Closing Date, other than litigation and claims related to Future Regulatory Obligations and Interim Capital Expenditure Obligations (except Retained Future Regulatory Obligations and Retained Interim Capital Expenditure Obligations which shall remain the liability of Sellers); provided, however, Sellers shall have no liability for claims by third parties which have not been asserted within five (5) years after the Closing Date; and

               (f) all liabilities, responsibilities and obligations with respect to the Excluded Assets and Excluded Contracts.

     2.4 Regarding Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Acquired Asset is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (other than authorizations, approvals, consents or waivers related to Third Party Intellectual Property, and other than required Regulatory Approvals and FCC Consents) (collectively, the "Third Party Consents") and such Third Party Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign same if any of the foregoing would constitute a breach thereof or be unlawful. If any Third Party Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Acquired Asset in question so that Buyer would not acquire the benefit of all such rights, Sellers, to the extent permitted by Law, shall act after the Closing as Buyer's agent in order to preserve and obtain for Buyer the benefits thereunder and shall cooperate, to the extent permitted by Law, with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer. For a period of ninety (90) days following the Closing, the parties shall use their commercially reasonable efforts, and shall cooperate with one another, to obtain promptly such Third Party Consents; provided, however, that should any Third Party Consent from any railroad be conditioned on the payment of any consideration therefor (the "Consent Fees") other than filing, recordation or similar fees payable to any Governmental Authority, which filing fees shall be shared equally by Sellers and Buyer, Sellers and Buyer agree to share on an equal basis any Consent Fee to the extent such Consent Fee is in an amount not greater than $300; and provided, further, that Sellers' aggregate obligation to share in the payment of Consent Fees shall not exceed One Hundred Thousand Dollars ($100,000.00).

     2.5 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of Article XI, the closing under this Agreement (the "Closing") shall be held at 9:00 A.M. local time at the offices of Verizon Services Group, at 600 Hidden Ridge, Irving, Texas 75038, on the date agreed upon by the parties, which date shall be (a) the last Business Day of a month, and (b) at least five (5) Business Days, but not more than ninety (90) days, after the date either party notifies the other party in writing of its determination that all required Regulatory Approvals, Debtholder Consents and FCC Consents (collectively, the "Closing Consents") have been obtained, or at such other time and place as the parties may agree in writing; provided, however, the parties shall take all commercially reasonable actions to cause the Closing to occur promptly after all Closing Consents have been obtained, but in no event shall the Closing be required to occur (i) prior to June 30, 2002 or
(ii) on the same date as the closing of any other transaction involving the sale or purchase of wireline assets between Affiliates of the parties hereto. The date of the Closing is referred to herein as the "Closing Date." Such Closing shall be deemed to have occurred as of 11:59 P.M. on the Closing Date.

     2.6 Deliveries and Proceedings at Closing. At the Closing, and subject to the terms and conditions herein contained:

         2.6.1 Deliveries by Seller. Sellers shall deliver (or cause to be delivered) to Buyer:


               (a) subject to Permitted Encumbrances, deeds in recordable form under which each Seller warrants title against all persons lawfully claiming title by, through or under such Seller for each parcel of Owned Real Property to be conveyed hereunder, duly executed by such Seller;

               (b) the Bill of Sale, Assignment and Assumption Agreement, License Agreement and Publishing Agreement, duly executed by Sellers (or the appropriate Seller Affiliate);

               (c) such other instruments and documents of conveyance, assignment and transfer, duly executed by Sellers and in a form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer, convey and assign to Buyer all of Sellers' right, title and interest in and to the Acquired Assets, including without limitation, all of Sellers' rights under all Assigned Contracts, in all cases subject to Section 2.4 above;

               (d) to the extent obtained, the Seller Consents in form and substance reasonably satisfactory to Buyer; and

               (e) such other documents as Buyer may reasonably request.

         2.6.2 Deliveries by Buyer. Buyer shall deliver (or cause to be delivered) to Sellers:

               (a) the Closing Date Payment in accordance with the provisions of
Section 3.2;

               (b) the Bill of Sale, Assignment and Assumption Agreement, License Agreement and Publishing Agreement, duly executed by Buyer; and

               (c) such other documents as Sellers may reasonably request.

                                   ARTICLE III
                                 PURCHASE PRICE

     3.1 Purchase Price. The purchase price for the Acquired Assets shall be the sum of (a) One Billion Dollars ($1,000,000,000) (the "Base Purchase Price"), plus (b) amounts expended by Sellers to comply with Interim Capital Expenditure Obligations (the "Regulatory Obligation Amount"), plus (c) the Non-Regulated Construction Work in Process Amount minus (d) any Capital Expenditure Deficiency (collectively, the "Purchase Price").

     3.2 Closing Date Estimate. Not less than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a notice, setting forth Sellers' good faith estimate as of the Closing Date of (a) the Regulatory Obligation Amount (the "Estimated Regulatory

Obligation Amount"), (b) the Non-Regulated Construction Work in Process Amount (the "Estimated Non-Regulated Construction Work in Process Amount") and (c) any Capital Expenditure Deficiency. On the Closing Date, Buyer shall pay to Sellers an amount equal to the sum of (x) the Base Purchase Price, (y) the Estimated Regulatory Obligation Amount, and (z) the Estimated Non-Regulated Construction Work in Process Amount, less the Deposit and any Capital Expenditure Deficiency (the "Closing Date Payment"). The Closing Date Payment shall be made by wire transfer of immediately available funds to such account or accounts as Sellers shall designate to Buyer at least two (2) Business Days prior to the Closing Date. Payments from Buyer to Sellers for CBSS and SSB Accounts Receivable and from Sellers to Buyer for Customer Prepayments and Customer Deposits will occur subsequent to Closing in accordance with Article X.

     3.3  Calculation of Final Purchase Price.

          3.3.1 Closing Date Statement. Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Buyer a written statement reasonably detailing the Regulatory Obligation Amount, the Non-Regulated Construction Work in Process Amount and any Capital Expenditure Deficiency, together with supporting documentation (the "Closing Date Statement"). Absent manifest error, the Closing Date Statement shall be deemed correct. Within thirty (30) days after receipt of the Closing Date Statement, Buyer shall, in a written notice to Sellers, describe in reasonable detail any proposed adjustments to the Closing Date Statement and the reasons therefor. If Sellers shall not have received a notice of proposed adjustments aggregating Fifty Thousand Dollars ($50,000) or more within such thirty (30) day period, Buyer will be deemed to have accepted irrevocably such Closing Date Statement.

          3.3.2 Disputes Regarding Closing Date Statement. Each Seller and Buyer shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Statement, during the thirty (30) days following Sellers' receipt of the proposed adjustments. If the parties are unable to resolve such dispute within such thirty (30) day period, then, at the written request of either party (the "Dispute Resolution Request"), each party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the fifteen (15) day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the "Final Closing Date Statement"), executed within five (5) Business Days thereafter. If the business representatives do not resolve the dispute, within five (5) Business Days, Buyer and Sellers shall jointly select a nationally recognized independent public accounting firm (which is not the regular independent public accounting firm of either party) to resolve such disputes, which resolution shall be final and binding. Such accounting firm shall resolve such dispute by reference to the records of Seller used to calculate the amounts appearing on the Closing Date Statement, the provisions contained herein regarding items properly included in the Regulatory Obligation Amount and the Non-Regulated Construction Work in Process Amount and, based on the foregoing, such other records as such firm, in its reasonable judgment, deems appropriate. The fees and expenses of such accounting firm shall be (a) shared by Buyer and Sellers in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Sellers, respectively or
(b) paid by the Buyer if the final amount of any adjustment is less than $50,000.

          3.3.3 Final Determination of Purchase Price. Upon the acceptance of the Closing Date Statement by Buyer, or upon resolution of any disputed amount in accordance with the provisions of Section 3.3.2 above, the parties shall, based thereupon, calculate the final Purchase Price. If the Purchase Price as finally determined is greater than the Closing Date Payment, Buyer shall promptly, but no later than three (3) Business Days after such acceptance or resolution, pay to Sellers the amount of such difference. If the Purchase Price as determined above is less than the Closing Date Payment, Sellers shall promptly, but no later than three (3) Business Days after such acceptance or resolution, pay to Buyer the amount of such difference.

          3.3.4  Interest on Final Payment. Any amount paid pursuant to this
Section 3.3 after the Closing Date shall bear interest from the Closing Date through but excluding the date of payment, at the Applicable Rate. Such interest shall accrue daily on the basis of a year of three hundred sixty-five (365) days calculated for the actual number of days for which due and shall be payable together with the amount payable pursuant to this Section 3.3.

          3.3.5 Payments. All amounts payable pursuant to this Section 3.3 shall, in the case of amounts payable to Sellers, be paid in accordance with the provisions set forth in Section 3.2 above and, in the case of amounts payable to Buyer, to such account of Buyer as Buyer shall designate in writing to Sellers.

     3.4  Performance Deposit.

          3.4.1 Deposit. Concurrent with the execution and delivery hereof, and subject to the provisions of Section 3.4.2 below, Buyer shall pay to Sellers by wire transfer of immediately available funds the sum of One Hundred Million Dollars ($100,000,000), an amount equal to ten percent (10%) of the Base Purchase Price, which amount shall bear interest from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions of Article XI at the Applicable Rate (the "Deposit"). Such Deposit shall be held by Sellers against payment of the Purchase Price and as security for the performance by Buyer of its obligations under this Agreement, and shall be nonrefundable except as described in Section 11.3.

          3.4.2 Letter of Credit. Buyer may elect to deliver the Deposit to Sellers in cash or in the form of an irrevocable, standby letter of credit for the same amount (the "Deposit L/C"). The Deposit L/C shall be (a) in a form reasonably acceptable to Sellers, (b) issued in favor of Seller under this Agreement and (c) issued by a bank that has a long-term unsecured debt rating as of the date of issuance of at least A+ by Standard & Poor's Rating Information Services and A1 by Moody's Investors Service and that is otherwise reasonably satisfactory to Sellers. The Deposit L/C (and any replacement thereof furnished in accordance with this Section 3.4.2) shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless stated not to be so renewed by the issuer thereof in a written notice given to the Sellers not less than 30 days prior to the expiration thereof. In the event of the termination of the Deposit L/C (and any replacement thereof furnished in accordance with the provisions of this Section 3.4.2), Buyer shall deliver to Sellers a replacement letter or letters of credit in lieu thereof no later than 30 days prior to the expiration of the preceding letter of credit. If Buyer shall fail to obtain any replacement of the Deposit L/C (and/or any replacement thereof furnished in accordance with the provisions of this Section 3.4.2), then Sellers shall draw down the full amount of the existing Deposit L/C and retain the same as security for the covenants, agreements and obligations of Buyer under this Agreement. Any replacement of any Deposit L/C shall be in a form reasonably acceptable to Sellers. Buyer acknowledges that Sellers have agreed to accept the Deposit L/C in lieu of a cash down payment against the Purchase Price solely as an accommodation to Buyer. Buyer acknowledges that, in the event Buyer elects to provide a Deposit L/C in lieu of a cash Deposit, Buyer shall not be entitled to interest at the Applicable Rate as provided in Section
3.4.1 of this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Seller. Sellers represent and warrant to Buyer as follows:

          4.1.1 Corporate Organization and Related Matters. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller has the requisite power and authority to own its properties and to carry on the Business as it is now being conducted. Sellers hold valid permits, licenses, franchises, approvals and authorizations issued or granted by any Governmental Authority and adequate for the operation of the Business as currently conducted, except to the extent absence of any such permit, license, franchise, approval or authorization would not have a Material Adverse Effect. Sellers have the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents executed or to be executed by Sellers have been duly authorized by all necessary corporate action on the part of Sellers and Verizon. This Agreement has been, and the Ancillary Documents when executed will be, duly executed and delivered by Sellers and any applicable Seller Affiliate and this Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, the legal, valid and binding obligations of Sellers (or their Affiliate named therein), enforceable against either of them (or such Seller Affiliate) in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and subject to the exercise of judicial discretion in accordance with principles of equity.

          4.1.2 Compliance with Laws. Except as set forth in Schedule 4.1.2, Sellers in their conduct of the Business have complied since January 1, 1997 in all material respects with, and are currently not in violation of, any Requirement of Law of a Governmental Authority to which the Business is subject, except for any such noncompliance or violation which would not be reasonably likely to constitute a Material Adverse Effect.

          4.1.3 Litigation. Except as set forth in Schedule 4.1.3, there is no litigation, arbitration, investigation or other proceeding of or before any Governmental Authority pending or, to the Knowledge of Sellers, threatened against the Sellers, the Business or any of the Acquired Assets, the result of which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect or to prevent, materially delay or impair the ability of Sellers to consummate the transactions contemplated hereby. Neither Seller is a party to nor is either Seller or the Business subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be likely to have a Material Adverse Effect or to prevent, materially delay or impair the ability of Sellers to consummate the transactions contemplated hereby.

          4.1.4 Validity of Contemplated Transactions. Upon the receipt of requisite FCC Consents as described in Section 5.3.2, the Regulatory Approvals as described in Section 5.3.1, compliance with any applicable requirement of the HSR Act and the receipt of the consents set forth on Schedule 4.1.4 (the "Seller Consents"), the execution, delivery and performance of this Agreement and the Ancillary Documents by Sellers do not and will not violate, conflict with, result in the creation of a Lien under or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of Sellers, (b) any existing Requirement of Law to which Sellers or the Business is subject, (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order or Law which is applicable to the Business, or
(d) except as provided expressly in any Material Contract, any Material Contract, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Sellers thereunder.

          4.1.5 Title to Owned Real Property.

                (a) Each Seller has good, valid and marketable title to all of its material Owned Real Property, free and clear of all Liens other than Permitted Encumbrances and Liens of the Lienholders identified on Schedule 4.1.5(a). Sellers represent that the only lienholders (other than Permitted Encumbrances) on any of the Owned Real Property are the Lienholders identified on Schedule 4.1.5(a) except as would not reasonably be likely to be materially adverse to the Business.

                (b) Schedule 4.1.5(b) lists all Owned Real Property as of the date hereof, including the address, and a description suitable to identify the property. Such Owned Real Property constitutes substantially all of the Owned Real Property used primarily in the operation of the Business as of June 30, 2001, except as such (i) has been disposed of since January 1, 2001 in the ordinary course of business or (ii) is not material to the operation of the Business.

          4.1.6 Leased Real Property; Real Property Interests.

                (a) Schedule 4.1.6(a) lists all of the Real Property Leases as of the date hereof. Such Leased Real Property constitutes substantially all of the Leased Real Property used primarily in the operation of the Business as of June 30, 2001, except as such (i) has been disposed of since January 1, 2001 in the ordinary course of business or (ii) is not material to the operation of the Business. Each of the Real Property Leases is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with the principles of equity. Except as otherwise disclosed in
Schedule 4.1.6(a), there is no material default or material breach of a covenant by Sellers under any of the Real Property Leases.

                (b) To the knowledge of Sellers, Schedule 4.1.6(b) sets forth a true and accurate list of all its Real Property Interests within the geographic area covered by the Seller Exchanges. Such Real Property Interests constitute substantially all of the Real Property Interests used primarily in the operation of the Business as of June 30, 2001, except as such (i) has been disposed of since January 1, 2001 in the ordinary course of business or (ii) is not material to the operation of the Business.

          4.1.7 Tangible Assets. Except as set forth in Schedule 4.1.7, all of the material tangible Acquired Assets are in good operating condition and repair, normal wear and tear excepted, and are useable in the regular and ordinary course of business consistent with past practice. Except as set forth in Schedule 4.1.7 or elsewhere in this Agreement, Sellers have, or on or prior to the Closing Date will have, good and marketable title to each of the material tangible Acquired Assets (other than office equipment subject to leases, and other than Third Party Intellectual Property included in or with the material tangible Acquired Assets) free and clear of any Lien other than Permitted Encumbrances. Except as set forth on Schedule 4.1.7, Sellers have not received any written notice within the twelve (12) months prior to the date hereof of a violation of any ordinances, regulations or building, zoning and other similar Laws with respect to such assets that would have a Material Adverse Effect. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4.1.7, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE ACQUIRED ASSETS AND HEREBY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

          4.1.8 Schedules of Telephone Plant and Material and Supply Inventory.
Schedule 4.1.8 sets forth a materially accurate summary of the Telephone Plant and Material and Supply Inventory as of June 30, 2001 as maintained by Sellers in accordance with past practice. Such Telephone Plant constitutes substantially all of the Telephone Plant used primarily in the operation of the Business as of June 30, 2001, except as such (i) has been disposed of since January 1, 2001 in the ordinary course of business or (ii) is not material to the operation of the Business.

          4.1.9 Material Contracts.

                (a) Except as listed and set forth in Schedule 4.1.9(a) (such schedule to be updated on or prior to the Closing Date to identify Assigned Contracts entered into after the date hereof consistent with the provisions of
Section 5.1.1 and which are required to be scheduled by the provisions of this
Section 4.1.9(a)) or any other Schedule, there is no Assigned Contract (other than the Assigned Contracts entered into after the date of this Agreement consistent with the provisions of Section 5.1.1(b) hereof) that is:

                    (i) an agreement expressly limiting or restraining the freedom of Buyer following the Closing to compete in any material respect with respect to the Business with any Person, other than any such agreement or covenant which does not materially impair the continued operation of the Business as it is currently conducted;

                    (ii) an agreement granting a Lien (other than a Permitted Encumbrance or Lien of a Lienholder);

                    (iii) an agreement for the sale of any material Acquired Asset or grant of any preferential rights to purchase any material Acquired Asset, in each case outside the ordinary course of business;

                    (iv) an agreement for the lease, sublease or stand-alone co-location of any Owned Real Property or Leased Real Property by Sellers to any other Person;

                    (v) an agreement with respect to the provision of 911 services or E911 services;

                    (vi) an agreement or other contractual obligation other than as set forth above with respect to which the aggregate amount to be received or paid thereunder with respect to calendar year 2001 is expected to exceed $250,000 based on the payments which have been made under such agreement with respect to calendar year 2000 to the extent applicable;

               (b) Except as set forth on Schedule 4.1.9(b), to the Knowledge of Sellers, each of the Assigned Contracts listed on Schedule 4.1.9(a) in response to the foregoing (collectively, the "Material Contracts") is valid, binding and in full force and effect and is enforceable by Sellers or Sellers' Affiliates, as applicable, against any other party thereto in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and except for any such failure to be valid, binding, in full force and effect or enforceable that is not reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.1.9(b), neither Sellers nor any of their Affiliates that is a party to a Material Contract is, and to the Knowledge of Sellers, no other party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Material Contracts, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default by Sellers thereunder, in each case except for such noncompliance, breaches and defaults that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. As of the date hereof, except as disclosed on
Schedule 4.1.9(b), neither Seller nor any of their Affiliates have received any written notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto to the date of this Agreement, have been made available to Buyer or its representatives.

          4.1.10 Insurance. The Acquired Assets of an insurable nature and of a character usually insured by companies carrying on similar businesses is insured under insurance policies or self insured in such amounts and against such losses or casualties as is usual in Sellers' industry.

          4.1.11 Taxes. Except as set forth on Schedule 4.1.11, and with regard to the Business and the Acquired Assets, (a) there are no Liens with respect to Taxes upon any of the Acquired Assets; (b) Sellers have collected all material sales, use, excise and receipts Taxes required to be collected and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; (c) Sellers have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over for all periods under any applicable Requirement of Law; (d) neither Seller is a "foreign person" within the meaning of Section 1445(b)(2) of the Code; (e) all Tax returns required to be filed by Sellers or any Seller Affiliate with respect to the Business or the Acquired Assets on or before the Closing Date have been or will have been filed and all Taxes shown as due and payable have been or will be paid by Sellers or such Seller Affiliate as required by Law; and (f) no deficiencies or assessments for any Taxes (other than those being disputed in good faith) have been asserted in writing to Sellers or any Seller Affiliate that remain unpaid and that relate to the Business or the Acquired Assets.

          4.1.12 Tariffs; FCC Licenses.

                 (a) Schedule 4.1.12 sets forth a list of all regulatory tariffs applicable to the Business. The regulatory tariffs applicable to the Business stand in full force and effect on the date of this Agreement in accordance with their terms, and there is no outstanding notice of cancellation or termination or, to Sellers' Knowledge, any threatened cancellation or termination in connection therewith, nor are Sellers subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operation of the Business (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved by the Commission or any Governmental Authority having jurisdiction thereof. Sellers are not in material default under the terms and conditions of any such tariff and there is no basis for any claim of default by Sellers in any material respect under any such tariff. Except as set forth in Schedule 4.1.12(a), as of the date hereof, there are no applications by Sellers or complaints (other than routine or immaterial End-User complaints), or petitions by others or proceedings pending or threatened before the Commission relating to the Business or its operations or the regulatory tariffs that, in Sellers' opinion, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, there are no material violations by subscribers or others under any such tariff. A true and correct copy of each tariff applicable to the Business has been made available to Buyer.

                 (b) Schedule 4.1.12(b) identifies each of the FCC Licenses held by Sellers and used in the operation of the Business. Each such FCC License is in full force and effect on the date of this Agreement in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to Sellers' Knowledge, any threatened cancellation or termination in connection therewith, nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of the Business (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, the FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. There are no applications by Sellers or complaints or petitions by others or proceedings pending or threatened before the FCC relating to the Business or the FCC Licenses that, in Sellers' opinion, would reasonably be expected to have a Material Adverse Effect.

          4.1.13    Employee Matters.

                    (a) Schedule 4.1.13(a) lists as of the date hereof (and identifies the sponsor of) each material "Employee Pension Benefit Plan," as that term is defined in Section 3(2) of the ERISA, each material "Employee Welfare Benefit Plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by Sellers or their Affiliates in respect of or for the benefit of any employee who, upon the Closing, will be a Transferred Employee or former employee of Sellers, excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of employees who, upon the Closing, will be Transferred Employees or former employees employed or formerly employed by Sellers outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans.") Schedule 4.1.13(a) also includes a list of (i) each material written employment, severance, termination or similar-type agreement between Sellers and their Affiliates and any employee who, upon the Closing, will be a Transferred Employee (the "Employment Agreements"), and (ii) each collective bargaining agreement between Sellers and their Affiliates and collective bargaining representatives for those employees who, upon the Closing, will be Transferred Employees (the "Labor Contracts"). Except for retention bonuses, if any, paid or payable in connection with the Closing of the transactions contemplated by this Agreement and except as otherwise set forth in Schedule 4.1.13(a), the execution and delivery of this Agreement by Sellers and the performance of this Agreement by Sellers will not directly result now or at any time in the future in the payment to any employee who, upon the Closing, will be a Transferred Employee of any severance, termination, or similar payments or benefits.

                    (b)    Except as set forth on Schedule 4.1.13(b):

                           (i)    Neither Seller nor any of their Affiliates,
any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which Sellers could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and

                           (ii)   Since the effective date of ERISA, no material
liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by Sellers

(other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full.

                    (c) Except as set forth on Schedule 4.1.13(c), with respect to the ERISA Plans, other than those ERISA Plans identified on Schedule 4.1.13(d) as "multiemployer plans":

                           (i)    the PBGC has not instituted proceedings to
terminate any Plan that is subject to Title IV of ERISA;

                           (ii)   none of the ERISA Plans has incurred an
"accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement;

                           (iii)  Each of the ERISA Plans has been operated and
administered in all material respects in accordance with its provisions and with all applicable Laws;

                           (iv)   Each of the ERISA Plans that is intended to be
"qualified" within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans; and

                           (v)    There are no pending material claims against
any of the ERISA Plans by any employee or beneficiary covered under any such ERISA Plan, or otherwise involving any such ERISA Plan (other than routine claims for benefits and routine expenses).

                    (d) Except as set forth on Schedule 4.1.13(d), none of the ERISA Plans is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plans (as so defined) listed in Schedule 4.1.13(d), Sellers have not made or incurred, and the transactions contemplated by this Agreement will not result in Sellers making or incurring, a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Sellers.

                    (e) Except as set forth on Schedule 4.1.13(e), as of the date hereof, (i) none of the employees who, upon the Closing, will be Transferred Employees are represented by a labor union or labor organization, and (ii) Sellers are not subject to any collective bargaining agreement covering any employee who, upon the Closing, will be a Transferred Employee. As of the date hereof, there are no strikes, slowdowns, work stoppages or lockouts by or with respect to any employee who, upon the Closing, will be a Transferred Employee covered by collective bargaining agreements. Except as set forth on
Schedule 4.1.13(e), to the Knowledge of Sellers, during the twelve (12) months preceding the date of this Agreement, there have not been any union organizational campaigns by or directed at employees who, upon the Closing, will be Transferred Employees.

                    (f) Sellers will make available to Buyer, not less than five
(5) days prior to the Closing Date, a list of those employees who, upon Closing, will be Transferred Employees and who are participating in or have participated in the health or dependent care reimbursement accounts of Sellers, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

          4.1.14    Environmental Matters. Except as set forth on Schedule
4.1.14 or otherwise contained in this Section 4.1.14 which exceptions, individually or in the aggregate, would not, or would not reasonably be likely to have a Material Adverse Effect or prevent, materially delay or impair the ability of Sellers to consummate the transactions contemplated hereby:

                    (a) All Environmental Permits required pursuant to any Environmental Law for operation of the Business (i) have been obtained by the Sellers and (ii) are currently in full force and effect. The Sellers are in compliance with all Environmental Permits required pursuant to any Environmental Law for operation of the Business.

                    (b) Sellers are in compliance with all Environmental Laws with respect to the operation of the Business and the ownership of the Acquired Assets. To the Knowledge of Sellers, there are no events, conditions, circumstances, activities, practices or incidents related to the Business which would, or would reasonably be likely to, give rise to any Environmental Claim.

                    (c) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the Knowledge of Sellers, threatened against the Sellers or the Business related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                    (d) The Sellers, in the operation of the Business, have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material except in material compliance with applicable Environmental Laws.

                    (e) As used herein:

                        "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or Environmental Permit; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage relating to any Environmental Law or resulting from the release of a Hazardous

Material at, to or from any facility of Sellers' Business or any real property upon which any current facility of the Sellers which is primarily used in the Business is located.

                           "Environmental Laws" means all applicable federal,
state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, presence, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials in effect as of the date hereof.

                           "Environmental Permits" means all permits, licenses,
approvals, authorizations, or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

                           "Hazardous Material" means any hazardous or toxic
substance, material or waste which is regulated as of the Closing Date by any Governmental Authority, including, without limitation, any material or substance that is: (i) defined as a "hazardous substance" under applicable state law; (ii) petroleum; (iii) friable asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 et seq. (33 U.S.C.ss. 1321); (v) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq. (42 U.S.C.ss.6903); (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601 et seq. ("CERCLA"); (vii) defined as a "regulated substance" pursuant to Section 9001 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq. (42 U.S.C.ss.6991); or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Clean Air Act, as amended, 42 U.S.C.ss.7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.ss.136, et seq.

          4.1.15    Financial Statements.

                    (a) Schedule 4.1.15(a) contains the financial statements for the Business for the years ended December 31, 1998, December 31, 1999 and December 31, 2000 (collectively the "Financial Statements"). The Financial Statements have been prepared based on the books and records of Sellers. Such books and records have been maintained in accordance with GAAP, adjusted as necessary to comply with regulatory accounting rules prescribed by the FCC and/or the Commission. However, because the Business represents only a portion of Sellers, the Financial Statements reflect the use of estimates and allocations which estimates and allocations are reasonable and necessary to cause the Financial Statements to materially reflect the results of operations for the periods set forth therein.

                    (b) Except as set forth on Schedule 4.1.15(b), since December 31, 2000, Sellers have not undertaken any transaction, transfer or assignment, the effect of which is to transfer, assign or move revenue reflected in the Financial Statements to any Seller Affiliate.

                    (c) Schedule 4.1.15(c) contains certain financial data for the Business for the six month period ended June 30, 2001 (the "June 30 Financial Data"). The June 30 Financial Data was prepared from Sellers' systems and, to the Knowledge of Sellers, is a materially accurate reflection of the items presented for the time period represented.

          4.1.16    No Material Adverse Change. Except as set forth in Schedule
4.1.16 between December 31, 2000 and the date hereof there has not occurred any event or condition which has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

          4.1.17 Brokers. Sellers have not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Buyer for any broker's or finder's fees or similar fees or expenses.

          4.1.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any of their Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the transaction contemplated hereby.

     4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

          4.2.1 Corporate Organization and Related Matters. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Louisiana. Buyer has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or held by it. Buyer has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents executed or to be executed by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Documents when executed will be, duly executed and delivered by Buyer and this Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and subject to the exercise of judicial discretion in accordance with principles of equity.

          4.2.2 Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the Knowledge of Buyer or its Affiliates, threatened against Buyer, before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that would be reasonably likely to result in any such suit, action or proceeding is pending or, to the Knowledge of Buyer or its Affiliates, threatened.

          4.2.3 Validity of Contemplated Transactions. Upon the receipt of requisite FCC Consents as described in Section 5.3.2, the Regulatory Approvals as described in Section 5.3.1, compliance with any applicable requirement of the HSR Act, and the receipt of the consents set forth on Schedule 4.2.3 (the "Buyer Consents"), the execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of Buyer, (b) any existing Requirement of Law to which Buyer is subject, or (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to Buyer.

          4.2.4  Financial Capabilities.

                 (a) Except as contemplated by the next sentence, Buyer has cash or other available sources of funds sufficient to pay in full the Purchase Price in the manner specified in Sections 3.1 and 3.2, together with all related fees and expenses. In addition, if and to the extent Buyer is relying upon any financing to be provided by third parties in order to pay any part of the Purchase Price and related fees and expenses, Buyer has received letters from reputable lenders indicating they are highly confident they can arrange binding financing commitments (the "Highly Confident Letters") in amounts which, together with immediately available funds in cash or cash equivalents of Buyer are and will at the Closing be sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. True and correct copies of the Highly Confident Letters are attached hereto as Exhibit F, and the Highly Confident Letters are current and valid and have not been modified in any respect.

                 (b) Buyer has sufficient financial resources to operate the Business after the Closing Date. Without limiting the generality of the foregoing, Buyer has sufficient, liquid financial resources to satisfy any applicable requirement relating to financial capacity or capital imposed by any Governmental Authority in the state in which the Business is conducted. Buyer is solvent, is able to pay its debts as they become due, and owns property that has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

          4.2.5 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Sellers for any broker's or finder's fees or similar fees or expenses.

          4.2.6  Financial Statements. Without limiting the effect of Section
4.1.15 hereof, Buyer acknowledges that, with respect to the Financial Statements received from Sellers (a) while based upon books and records that have been maintained in accordance with GAAP, the Financial Statements themselves may not be consistent with GAAP, or the applicable regulations of the FCC or state regulatory authorities, and (b) because the Business represents only a portion of Sellers, the Buyer is not acquiring significant support elements located outside the Seller Exchanges, and Buyer will or may operate under new tariffs, carrier contracts and other conditions that will or may significantly impact the future revenue of the Business, the Financial Statements and June 30 Financial Data may not be representative of the financial performance of the Business during future periods. Except to the extent that the Financial Statements or the June 30 Financial Data reflect intentional misrepresentation or fraud, Buyer agrees not to make any claims with respect to the Financial Statements, including without limitation, any claim based on the performance of the Business after the date of the Financial Statements on the basis of a comparison to the Financial Statements.

          4.2.7 Investigation; Acknowledgment. Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, and technology of the Business and the Acquired Assets and acknowledges that Buyer has been provided access to the personnel and facilities of Sellers and Verizon and a "data room" set up for the purpose of the transaction contemplated by this Agreement. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that neither Seller, any of their Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the Sellers, the Business, the Acquired Assets or otherwise or with respect to any other information provided to Buyer, whether on behalf of Sellers or such other Persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Sellers or (c) the probable success or profitability of the ownership, use or operation of the Business or the Acquired Assets by Buyer after the Closing except for those representations and warranties set forth in this Agreement. Neither Seller nor any other Person shall have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Confidential Information Summary dated April, 2001 prepared by Verizon related to the Business and any information, document or material made available to Buyer in certain "data rooms," management presentations, conference calls or discussions with employees of Sellers, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation of the transactions contemplated by this Agreement, except to the extent any such data or information is expressly contained in a representation or warranty made by Sellers in Section 4.1 hereof.

          4.2.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Buyer nor any of its Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the transaction contemplated hereby.

                                    ARTICLE V
                    COVENANTS AND AGREEMENTS PENDING CLOSING

     5.1 Agreement of Sellers Pending the Closing. From the date of this Agreement until the Closing, and except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld):

          5.1.1 Conduct of the Business in the Ordinary Course. Sellers shall conduct the Business in the ordinary course except as expressly contemplated by this Agreement or the

Ancillary Agreements or as required by applicable laws, regulations, orders or decrees. Without limiting the generality of the foregoing, Sellers shall:

               (a) keep available to the Business those services of Sellers' Affiliates to the same extent generally available on the date hereof;

               (b) operate the Business in substantially the same manner as it is currently being conducted and, with respect to the Business, refrain from entering into any Contract that would be a Material Contract other than in the ordinary course of business;

               (c) not institute any proceeding with respect to, or otherwise materially change, amend or supplement any of its local exchange, intrastate toll or intrastate and interstate access tariffs affecting the Business (other than Verizon-wide proceedings with the FCC, subject to Sellers' commercially reasonable efforts, upon Buyer's request, to exempt from such filings the Seller Exchanges) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or make any other filings with the Commission except in the ordinary course of business, and except as set forth in Schedule 4.1.12(a);

               (d) maintain the tangible Acquired Assets in good repair, order and condition, reasonable wear and tear excepted;

               (e) maintain the material insurance policies with respect to the Acquired Assets consistent with past practice; provided that the parties acknowledge that Sellers or Verizon may at any time cancel prospectively or not renew any of the Verizon corporate insurance programs as to coverage relating to events after the Closing Date or insured risks other than those associated with the Business on or prior to the Closing Date;

               (f) make capital expenditures as required to maintain the current operation of the Business and to support normal customer growth in a manner consistent with the provisions of Section 5.1.6 hereof;

               (g) maintain the books and records of the Business substantially in accordance with prior practice, except as changes are mandated by Governmental Authorities or required by GAAP;

               (h) not make any change in the general lines of business of the Business;

               (i) not sell, lease or dispose of, or make any contract for the sale, lease or disposition of any material Acquired Asset, nor permit the imposition of any Lien on the Acquired Assets, other than in the ordinary course of business consistent with past practice;

               (j) not materially increase the number of employees who, upon the Closing, are expected to become Transferred Employees or materially modify the benefit provided under any Plans concerning employee benefits or materially increase the general rates of compensation of its employees who, upon the Closing, will be Transferred Employees, except

(i) as required by Law, (ii) pursuant to any Contract to which either Seller is a party existing on the date hereof, (iii) in the ordinary course of business of Sellers consistent with past practice, (iv) as ancillary to Verizon wide Plan changes, or (v) as listed or described on Schedule 5.1.1(j);

                (k) not materially amend, modify or terminate any Material Contract other than in the ordinary course of business;

                (l) except as permitted by Section 5.1.1(j) with respect to Plan changes, not enter into any new written employment agreement, or collective bargaining agreement with, or commitment to, those employees who, upon Closing, shall be Transferred Employees , provided that Sellers may, after consulting with Buyer, enter into, or become bound by, any new collective bargaining agreements to the extent the new collective bargaining agreements succeed any collective bargaining agreement that expires prior to the Closing and, provided further that Sellers may enter into customary agreements relating to Intellectual Property with current and new employees;

                (m) file any report or make any modification or adjustment to any procedure that would have a material adverse effect on any amounts to be received by Buyer under those matters addressed in Section 10.5.1 of the Agreement for periods after the Closing Date; (n) use commercially reasonable efforts to generally maintain service level standards consistent with past practice and maintain reasonable levels of Material and Supply Inventory;

                (o) enter into any transaction with its Affiliates (other than as expressly contemplated herein) which is not terminable, at Buyer's election, upon sixty (60) days prior written notice; and

                (p) write off its CBSS Accounts Receivable classified by Sellers as "unpaid final" consistent with past practice.

          5.1.2 Access. Prior to the Closing, Sellers shall permit Buyer and its authorized representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Transferred Books and Records, Owned Real Property, Leased Real Property and other Acquired Assets, and to those employees of Sellers as Buyer reasonably requests, to the extent that such access does not materially interfere with the Business; provided, that Buyer and any such representatives comply with the confidentiality and nondisclosure obligations set forth in this Agreement.

          5.1.3 Consents. Sellers shall use their commercially reasonable efforts, subject to the conditions set forth in Section 2.4 of this Agreement, to obtain prior to Closing the Seller Consents. Buyer agrees to cooperate in good faith with Sellers in obtaining the Seller Consents.

          5.1.4 Debtholder Consents. Sellers shall use their commercially reasonable efforts to obtain from its Lienholders the termination or release or defeasance, at Closing, of all security agreements, mortgages and financing statements relating to the Acquired Assets (such termination or release being hereinafter referred to as the "Debtholder Consents"). Buyer agrees to cooperate in good faith with Sellers in obtaining the required Debtholder Consents.

          5.1.5 Financial Statements. To the extent Buyer requires the preparation and/or audit of financial statements with respect to the Business in order to comply with the reporting requirements of the Securities and Exchange Commission under Regulations S-K and S-X or as required by any Financing Commitment (the "SEC Basis Financial Statements"), Sellers will, upon Buyer's request, assist Buyer in the preparation of the SEC Basis Financial Statements, and cooperate with any independent auditors chosen by Buyer to prepare and/or audit the SEC Basis Financial Statements. Sellers' cooperation will include access to workpapers and other supporting documents used in the preparation of the Financial Statements or such documents as may be reasonably required by such auditors to prepare such SEC Basis Financial Statements or to render an opinion. Buyer will bear the cost of preparation of the SEC Basis Financial Statements and any audit.

          5.1.6 Capital Expenditures. Sellers shall be obligated to make capital expenditures with respect to the Business required to support normal maintenance and customer growth in a manner consistent with established regulatory performance objectives, which expenditures (exclusive of any Future Capital Expenditure Obligations or Future Regulatory Obligations) shall not be less than Fifty-five Million Dollars ($55 Million) in the aggregate during calendar year 2001, and not less than Forty-Three Million Dollars ($43,000,000) in the aggregate, during calendar year 2002, and which amount shall be discounted on a pro rata daily basis to the extent that the Closing Date occurs prior to December 31, 2002 (the "Capital Expenditure Amount"). The Capital Expenditure Amount shall be deemed to include and not be in addition to any USF funds designated for capital projects. The Purchase Price shall be adjusted down, on a dollar-for-dollar basis, to the extent that Sellers' actual aggregate capital expenditures are less than the Capital Expenditure Amount (a "Capital Expenditure Deficiency"). In the event the Closing does not occur prior to January 1, 2003, the Capital Expenditure Amount shall be increased on a pro rata daily basis and Sellers shall be obligated to make capital expenditures during fiscal year 2003 in the same relative amount, and the Purchase Price shall be adjusted in the same manner described above for any Capital Expenditure Deficiency occurring during the period after January 1, 2003. Between the date of this Agreement and the Closing Date, Sellers will notify Buyer of any project involving Non-Regulated Construction Work in Process in excess of $50,000.

          5.1.7 VADI Assets. Prior to the Closing, Sellers shall cause VADI to contribute to Sellers all of its right, title and interest in and to the VADI Assets, and shall assume all liabilities of VADI that are Assumed Liabilities hereunder pursuant to a Contribution, Assignment and Assumption Agreement in form and substance reasonably satisfactory to Buyer. The parties acknowledge and agree that nothing in this Agreement shall be deemed to prohibit the consummation of the transfer described in this Section 5.1.7 or to constitute a breach of any provision of this Agreement, including without limitation Section 5.1.1.

          5.1.8 Release of Liens. On or prior to the Closing, Sellers shall cause to be satisfied and released those Liens identified in Part 1 of Schedule 4.1.7, such that Sellers transfer to the Buyer, free and clear of any lease or other Liens (other than Permitted Encumbrances), the vehicles and equipment subject thereto as an Acquired Asset.

          5.1.9 Interim Reports. Until the Closing or termination of this Agreement, Sellers shall deliver to Buyer certain information regarding the operations of the Business and the condition of the Acquired Assets. Sellers agree to deliver the information set forth on Schedule 5.1.9 at the time intervals specified in such schedule, and such other information as Buyer reasonably requests, provided, however, that unless set forth on Schedule 5.1.9, Sellers shall not be obligated to provide any information to Buyer which is not customarily provide by Sellers to its own management. Such reports shall be provided to Buyer within fifteen (15) Business Days following the end of a calendar month, in the case of monthly reports, or within twenty (20) Business Days following the end of a calendar quarter, in the case of quarterly reports; provided, however, in no event shall Sellers be obligated to provide quarterly reports prior to Verizon's earnings announcement for such quarter. All information provided in accordance with this Section 5.1.9 shall be subject to compliance with the Non-Disclosure Agreement and all applicable Laws.

     5.2 Agreement of Buyer Pending the Closing. From the date of this Agreement until the Closing and except as otherwise consented to in writing by
Sellers:

          5.2.1 Control of Business Pending Closing. Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of Sellers or their Affiliates prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement and subject to the express limitations of Section 5.1.1, complete control and supervision of the operation of the Business.

          5.2.2 Contacts by Buyer. Buyer will not without the prior consent of Sellers, which shall not be unreasonably withheld, contact any employee, customer or supplier of Sellers with respect to this Agreement, the transactions contemplated hereby or the Acquired Assets; provided, Buyer may contact unions representing those employees who, upon the Closing, will be Transferred Employees in accordance with Section 8.1.1.

          5.2.3 Highly Confident Letters. Upon request by Sellers, which request shall be no more frequently than quarterly, from the date hereof until Closing, Buyer shall provide updated Highly Confident Letters in form and substance satisfactory to Sellers in their sole discretion (the "Quarterly Updates"). Such Quarterly Updates shall also contain a certificate from an authorized officer of Buyer certifying that the representations set forth in Section 4.2.4 are true and correct as of the date of such certificate. Notwithstanding the foregoing, Buyer shall immediately notify Sellers upon the termination or modification of any Highly Confident Letter provided to Sellers either pursuant to Section 4.2.4 or this Section 5.2.3.

     5.3 Covenants of Seller and Buyer. Sellers and Buyer further covenant and agree that, except as otherwise agreed to in writing by Sellers and Buyer:

          5.3.1 State Regulatory Approval. Promptly after the date of this Agreement, but no later than thirty (30) days after the date hereof, Buyer and Sellers shall use commercially reasonable efforts to file the appropriate applications and notices with the Commission seeking orders permitting the transfer of service in the Seller Exchanges to Buyer (collectively, the "Regulatory Approvals"). Buyer shall be responsible for seeking to establish the tariff for its post-Closing operations in the Seller Exchanges. Each of Buyer and Sellers shall use its commercially reasonable efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with the applicable regulatory agency to obtain the Regulatory Approvals at the earliest practicable date. In the event the Commission imposes any condition, term or restriction as more particularly described in clauses (a) and (b) of Section 6.3.2, each of Buyer and Sellers shall use its commercially reasonable efforts to seek modification or removal of such condition such that the Regulatory Approvals shall conform to the standards set forth in Section 6.3.2.

          5.3.2 FCC Consents. Promptly after the date of this Agreement, but no later than thirty (30) days after the date hereof, the parties shall use their commercially reasonable efforts to obtain (a) the FCC's consent to the transfer of the FCC Licenses from Sellers to Buyer and (b) the FCC waivers set forth on
Schedule 5.3.2 (all such consents or waivers are collectively referred to as the "FCC Consents").

          5.3.3  HSR Act Review.

                 (a) Within thirty (30) Business Days after the date of this Agreement, or such other time as the parties may agree, the parties will make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Without limiting the foregoing, each of Sellers and Buyer shall use its commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement. Buyer agrees to pay all application fees required in connection with any filings under the HSR Act.

                 (b) Sellers and Buyer shall each cause their respective counsel to furnish the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Sellers and Buyer shall each cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same, documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Sellers' or Buyer's negotiating objectives or strategies or purchase price expectations.

          5.3.4 Landlord Consents. Promptly after the date hereof, the parties shall use their commercially reasonable efforts to mutually seek the consent of the lessor to any Real Property Leases that require consent as a condition to an assignment of the lease which consents are identified in Schedule 4.1.6(a). If a lessor refuses to consent to a lease assignment, and if the applicable lease permits a sublease without the consent of the lessor, the parties hereto shall, effective as of the Closing, enter into a sublease upon terms and conditions as similar and comparable to an assignment of the lease as is reasonably feasible.

          5.3.5 Other Agreements. Prior to or at the Closing, each of Buyer and Sellers shall (and shall use commercially reasonable efforts to cause its applicable Affiliate to) execute and deliver to the counter-party the License Agreement, and the Publishing Agreement substantially in the forms attached hereto and such other agreements as are set forth on Schedule 5.3.5.

          5.3.6 Insurance Coverage. On the Closing Date, the coverage under the insurance policies and programs applicable to the Acquired Assets will be terminated, and Buyer will be responsible for providing all insurance coverage for the Acquired Assets.

          5.3.7 Interconnection Agreements. In cases in which either Seller or any Affiliate is a party to a contract with a competitive local exchange carrier or an interexchange carrier for interconnection services within the Seller Exchanges (the "Seller Interconnection Agreements"), Sellers and Buyer agree that until Closing and for a period of ninety (90) days after the Closing Date, each of Sellers and Buyer shall use its commercially reasonable efforts to facilitate the negotiation of similar agreements and/or modifications to and assignments of the Seller Interconnection Agreements that will transfer the benefits and obligations of Sellers contained in such Seller Interconnection Agreements to Buyer after Closing.

          5.3.8 Designated Representative. Within fifteen (15) days of the date of this Agreement, the parties shall each appoint a knowledgeable representative with the necessary authority to respond to matters requiring such party's consent. No consent shall be valid if received from a Person other than a party's designated representative.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE CLOSING

     6.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent which may be waived in writing in whole or in part only by Buyer:

          6.1.1 Representations and Warranties True as of Closing. All of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date, other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except to the extent that the failure to be true and correct shall not have had or would not reasonably be expected to have a Material Adverse Effect.

          6.1.2 Compliance with this Agreement. Sellers shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing, except to the extent that the failure to do so shall not have had or would not reasonably be expected to have a Material Adverse Effect.

          6.1.3 Closing Certificate. Buyer shall have received a certificate from an authorized officer of each Seller, dated the Closing Date, certifying that the conditions specified in Sections 6.1.1 and 6.1.2 have been fulfilled.

          6.1.4 Other Agreements. Sellers and/or their applicable Affiliate shall have tendered an executed Bill of Sale, Assignment and Assumption Agreement, the Publishing Agreement and License Agreement substantially in the forms attached hereto; together with those agreements set forth on Schedule 5.3.5.

     6.2 Conditions Precedent to Obligations of Seller. The obligations of Sellers to consummate the Closing shall be subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part only by Sellers:

          6.2.1 Representations and Warranties True as of Closing. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except to the extent that the failure to be true and correct shall not have had or would not reasonably be expected to have a material adverse effect on Sellers.

          6.2.2 Compliance with this Agreement. Buyer shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing, except to the extent that the failure to do so shall not have had or would not reasonably be expected to have a material adverse effect on Sellers.

          6.2.3 Closing Certificate. Sellers shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 6.2.1 and 6.2.2 have been fulfilled.

          6.2.4 Purchase Price. Buyer shall have tendered to Sellers, in the manner specified in Section 3.2, the Closing Date Payment.

          6.2.5 Other Agreements. Buyer shall have executed and tendered the Bill of Sale, Assignment and Assumption Agreement, the Publishing Agreement, and the License

Agreement substantially in the forms attached hereto, together with those agreements set forth on Schedule 5.3.5.

     6.3 Conditions Precedent to the Obligations of Buyer and Seller. All obligations of Buyer and Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          6.3.1 HSR Act Waiting Period. All required waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

          6.3.2 Required Consents. Each of the required Debtholder Consents shall have been obtained, each of the Liens satisfied in accordance with the provisions of Section 5.1.8, and each of the required Regulatory Approvals and FCC Consents shall have been obtained; provided that such Regulatory Approvals and FCC Consents shall neither (a) require or be conditioned upon Buyer's agreement to or compliance with any term, condition or restriction that would reasonably be likely to have a Material Adverse Effect on the Business nor (b) impose any term, condition or restriction on the business or operations of Sellers or their Affiliates or result in the waiver of rights asserted by any of the foregoing that would reasonably be likely to be materially adverse to Sellers or their Affiliates in the reasonable judgment of Sellers. For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the granting thereof, and the expiration of any appeals period.

          6.3.3 No Governmental Order. On the Closing Date, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree by any Governmental Authority having jurisdiction over the Business, the effect of which prohibits the Closing.

          6.3.4 Assumption of Labor Contract Obligations. Buyer shall have been able to assume its obligations under Section 8.1.1 without change to the terms of any Labor Contract, but only to the extent such change has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

          6.3.5 No Material Adverse Effect. There shall not have occurred any event or condition which individually or in the aggregate has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

                                   ARTICLE VII
                                 INDEMNIFICATION

     7.1  Survival of Representations and Warranties.

          7.1.1 Survival Period. All representations and warranties made by the parties in this Agreement shall survive the Closing Date until the later of (a) one (1) year following the Closing Date or (b) the completion of Buyer's first audit cycle (the "Expiration Date"); provided, however, in no event shall the Expiration Date extend beyond fifteen (15) months following the

Closing Date, and provided, further, that the representations and warranties contained in Sections 4.1.1, 4.1.17, 4.1.18, 4.2.1, 4.2.5, 4.2.7 and 4.2.8 shall survive the Closing without limitation.

          7.1.2 Period for Claims. This Article VII shall survive any termination of this Agreement and the indemnification contained in this Article VII shall survive the Closing and shall remain in effect (a) with respect to any claim related to the breach of any representation and warranty, until the expiration of the applicable survival period set forth in Section 7.1.1; and (b) indefinitely (except to the extent expressly set forth in this Agreement), with respect to any claim arising under Section 2.3.2 (Retained Liabilities) or 2.3.1 (Assumed Liabilities). Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim made or brought prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Losses actually incurred by an Indemnitee prior to the expiration of the survival period for such representation or warranty.

     7.2  Indemnification.

          7.2.1 Indemnification Obligation of Sellers. From and after the Closing, and subject to the other provisions of this Article VII, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, agents and employees (each, a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") from and against all Losses incurred or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (a) any inaccuracy in any of the representations and warranties made by Seller in Section 4.1 of this Agreement, (b) a breach by Sellers of any covenant of Sellers contained in this Agreement, which covenant requires performance by such Seller at or after the Closing, and (c) any of the Retained Liabilities.

          7.2.2 Indemnification Obligation of Buyer. From and after the Closing and subject to the other provisions of this Article VII, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, agents and employees (each a "Seller Indemnitee" and collectively the "Seller Indemnitees") from and against all Losses incurred or suffered by any Seller Indemnitee relating to, resulting from or arising out of
(a) any inaccuracy in any of the representations or warranties made by Buyer in
Section 4.2 of this Agreement, (b) a breach by Buyer of any covenant of Buyer contained in this Agreement, which covenant requires performance by Buyer at or after the Closing, (c) any of the Assumed Liabilities, (d) items payable under
Section 10.9 of this Agreement and (e) infringement or misappropriation of Third Party Intellectual Property.

          7.2.3  Definitions For purposes of this Agreement:

                 (a) "Indemnification Payment" means any amount of Losses required to be paid pursuant to this Agreement;

                 (b) "Indemnitee" means any Person entitled to indemnification under this Agreement, either a Seller Indemnitee or a Buyer Indemnitee as the case may be;

                 (c) "Indemnitor" means any person or entity required to provide indemnification under this Agreement; and

                 (d) "Losses" means any losses, liabilities, damages, costs and expenses (including reasonable out-of-pocket attorneys' fees and expenses) actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case (i) reduced by the amount of insurance proceeds recovered from any Person with respect thereto; and (ii) excluding any such losses, liabilities damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.

     7.3  Limitation on Claims for Indemnifiable Losses.

          7.3.1 Matters Known Prior to Closing. Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted under Section 7.2.1 with respect to any matter discovered by or known to Buyer on or before the Closing Date, and (ii) no claim for indemnification may be asserted under Section 7.2.2 with respect to any matter discovered by or known to Sellers on or before the Closing Date.

          7.3.2 Limitation of Liability. Notwithstanding anything to the contrary contained herein:

                 (a) Sellers shall not be liable for any Losses with respect to any claims by a Buyer Indemnitee under Section 7.2.1 unless, with respect to any individual claim or series of related claims, the amount of Losses (not otherwise indemnified) resulting therefrom exceeds Fifty Thousand Dollars ($50,000) (the "Included Claims") and (ii) unless and until the total of all Included Claims for indemnity or damages with respect thereto exceeds two percent (2%) of the Purchase Price (the "Seller Threshold"), and then Sellers shall be liable for all such Included Claims in excess of the Seller Threshold. The aggregate liability of Sellers for indemnifiable Losses with respect to any Included Claims under Section 7.2.1 hereof shall not exceed the amount which is ten percent (10%) of the Purchase Price (the "Seller Indemnification Limit")

                 (b) No Indemnitor shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any cost or expense related thereto, except to the extent such damages have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article VII.

                 (c) Sellers and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate the Losses and resolve any such claim or liability.

                 (d) The provisions of this Section 7.3 shall not apply to obligations associated with the Assumed Liabilities or the Retained Liabilities.

     7.4  Defense of Claims.

          7.4.1 Third Party Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a Buyer Indemnitee or a Seller Indemnitee (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (a) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor; (b) the Indemnitor has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee; or (c) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnitor and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of an Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee. If a settlement offer solely for money damages is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of
(x) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnitee with respect to such claim.

          7.4.2 Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the incurrence thereof, and the Indemnitor will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) calendar day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VII.

          7.4.3  Subrogation. If after the making of any Indemnification
Payment the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnitor. Upon making any Indemnification Payment, the Indemnitor will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Losses to which the Indemnification Payment relates; provided that (a) the Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Losses, and (b) until the Indemnitee recovers full payment of its Losses, all claims of the Indemnitor against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this
Article VII, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     7.5  No Indemnifiable Claims Resulting from Governmental Authority
Action. Neither Buyer nor any of its Affiliates shall have any indemnifiable or otherwise compensable claim that any of Sellers' representations or warranties in this Agreement are inaccurate, or that any covenant has been breached, if such claim is predicated on any action by a Governmental Authority (other than a tax authority) undertaken after Closing or any action a Governmental Authority (other than a tax authority) requires Buyer to undertake after Closing; provided, however, that such limitation shall not apply to the extent such action by a Governmental Authority (other than a tax authority) arises directly out of any (a) willful misconduct by Sellers as judicially determined by a final order of a court or Governmental Authority of competent jurisdiction; or (ii) conduct by Sellers that was not reasonably prudent based on then-prevailing circumstances and, provided further that Sellers' reliance on a reasonable interpretation of existing Law or practice shall be deemed reasonably prudent.

     7.6 Other Rights and Remedies. Following the Closing, the sole and exclusive remedy at law for Sellers or Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement shall be a claim by Sellers or Buyer for indemnification pursuant to this Article VII.

                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE MATTERS

     8.1 Employment of Transferred Employees. Schedule 8.1 lists the Active Employees (as defined below) of the Business as of the date of this Agreement, together with their job positions, service and compensation. An employee hired by Sellers or their Affiliate after the date of this Agreement who would be an Active Employee but for not being employed on the date of this Agreement shall become an Active Employee as of his or her date of hire. In hiring new employees and terminating employees of the Business, Sellers and their Affiliates shall follow their usual and ordinary course of business in accordance with past practice. An Active Employee who terminates employment with Sellers prior to the Closing shall no longer be considered an Active Employee (without regard to the reason or circumstance for such termination). To the extent required by the foregoing, a final updated Schedule 8.1 shall be provided to Buyer on or immediately prior to the Closing Date. All Active Employees of the Business on the Closing Date (collectively, the "Transferred Employees") shall be employed by (or become the responsibility of, as applicable) Buyer as of the Closing Date in the same or comparable positions, and at the same or comparable total compensation (including base pay and bonus), as were in effect on the Closing Date, except as otherwise provided in this Agreement. An individual shall be considered an "Active Employee" of the Business if the individual is employed by Sellers or an Affiliate of Sellers and (i) provides substantially all of his or her services to or for the Business or (ii) provides inter-unit support services to the Business and/or similar businesses of the Sellers and their Affiliates and is designated as an "Inter-Unit Services Employee" on Schedule 8.1. The number of Inter-Unit Services Employees designated on Schedule 8.1 for each job function of the Business shall be equal to the whole number of full-time equivalent positions (as reasonably determined by Sellers on the basis of a standard workweek and taking into account all employees of Sellers and their Affiliates who provide more than de minimis services for the Business other than those employees listed on Schedule 8.1 pursuant to subparagraph (i) above) utilized in the Business for such job function. The determination of "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability (except to the extent that any such employee subsequently goes on long-term disability due to the pre-Closing condition resulting in short-term disability leave), or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Any individuals who would be "Transferred Employees" but for their being on long-term disability shall be offered a position by Buyer in the event they recover within twelve (12) months after the Closing Date; provided that if any such employee subsequently returns to long-term disability as a result of the pre-Closing condition resulting in such long-term disability, Sellers shall be responsible for providing such coverage. Notwithstanding the foregoing, individuals who would otherwise be considered "Active Employees" but who are designated by Sellers as "Retained Employees" on

Schedule 8.1(a) shall not be considered "Active Employees" for purposes of this Agreement, and individuals who would not otherwise be considered "Active Employees" but who are designated by Sellers as "Included Employees" on Schedule 8.1(b) shall be considered "Active Employees" for purposes of this Agreement. For a period of twelve (12) months following the Closing Date, Buyer shall not employ, and Buyer shall not permit any of its Affiliates to employ, any person who retires or otherwise terminates from any employment at or in association with the Business during the six-(6) month period beginning three (3) months before the Closing Date.

          8.1.1 Assumption of Labor Contract Obligations. On and after the Closing Date, Buyer shall assume all of the employer's obligations under, and be bound by the provisions of, each Labor Contract covering Transferred Employees. Sellers shall cooperate with Buyer in Buyer's efforts to contact the unions representing Transferred Employees. If a union representing Transferred Employees objects to Buyer's assumption of, or refuses to allow Buyer to assume, the provisions of any existing collective bargaining agreement that covers such Transferred Employees immediately before the Closing Date, or objects to any change in or termination of employee benefits on or after the Closing Date, Sellers and their Affiliates shall have no liability or obligation to Buyer by reason of such objection or refusal.

          8.1.2 Assumption of Employment and Other Agreements. On and after the Closing Date, except (a) as otherwise provided in this Agreement or in Schedule
8.1.2 or (b) to the extent arising as a result of the breach by Sellers of the representations or covenants contained in Sections 4.1.9, 4.1.13 or 5.1.1 hereof, Buyer, as successor employer to Sellers, shall assume all obligations under and be bound by the provisions of each offer of employment by Sellers and their Affiliates relating to the Business, each Employment Agreement or any other agreement by Sellers or any of their Affiliates relating to conditions of employment, Intellectual Property, employment separation, severance, or employee benefits in connection with the Business; provided, however, Sellers and their Affiliates shall retain the right to enforce agreements relating to Intellectual Property. Schedule 8.1.2 lists the obligations, as of the date hereof, to be assumed by Buyer pursuant to this Section 8.1.2.

          8.1.3 No Creation of Objection Rights. This Agreement does not create any right of an employee or union to object or to refuse to assent to the Sellers' assignment of or Buyer's assumption of or succession to any Employment Agreement, Labor Contract, or other agreement relating to conditions of employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

          8.1.4 Recognition of Transferred Employee Service. Except as otherwise provided herein, on and after the Closing Date, and subject to the provisions of any applicable collective bargaining agreement, Buyer shall recognize for all employment-related purposes the service of each Transferred Employee with Sellers and their Affiliates. Schedule 8.1 shall list such service for each Transferred Employee. Except to the extent required by Section 8.2.1, Buyer shall not be required to credit any Transferred Employee with prior service for purposes of benefit accrual or contributions under any defined benefit pension plan or other retirement plan.

          8.1.5 Assumption of Obligation to Pay Bonuses. Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Sellers or any of their Affiliates after the Closing Date. Buyer shall assume the obligation to pay to Transferred Employees a pro-rated portion of any bonuses that would have been payable to the Transferred Employees with respect to the calendar year in which the Closing Date occurs had the Transferred Employees remained employees of Sellers or one of their Affiliates. Such pro-rated portion shall be equal to the portion of the bonus that would have accrued during the portion of the calendar year occurring after the Closing Date in accordance with the provisions of the applicable bonus policy, plan, arrangement, program, practice or agreement of Sellers and their Affiliates. Sellers shall pay the remaining pro-rated portion of such bonuses in the ordinary course and at the time such bonuses would have been paid without regard to this Agreement.

          8.1.6 No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

          8.1.7 Affiliate Employees. If any employee identified in Schedule 8.1 is an employee of an Affiliate of Sellers, he or she shall be considered a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by Sellers. Sellers and their Affiliates shall take and/or cause to be taken any action necessary to ensure that the Transferred Employees and any Included Employees are employed by or transferred to Sellers no later than immediately prior to the Closing to allow Buyer to assume the employment obligations contemplated by Section 8.1.

     8.2  Transferred Employee Benefit Matters.

          8.2.1  Defined Benefit Plans.

                 (a) Management Employees. Effective immediately after the Closing Date, the Transferred Employees who participate in the Verizon GTE Service Corporation Plan for Employees' Pensions (the "Seller Salaried Pension Plan") will be eligible to participate under a tax-qualified defined benefit pension plan established or maintained by Buyer to the same extent (if any) as similarly-situated employees of Buyer. Such Transferred Employees shall receive credit for their service with Sellers and their Affiliates under such Buyer pension plan for all purposes other than benefit accrual service. Other than direct rollover distributions, if any are permitted, no assets or liabilities will be transferred in connection with this Agreement from the Seller Salaried Pension Plan to Buyer or any benefit plan of buyer.

                 (b) Represented Employees. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts one or more pension plans (hereinafter referred to in the aggregate as the "Buyer Pension Plans" and individually as the "Buyer Pension Plan") and to ensure that each Buyer Pension Plan satisfies the following requirements as of the Closing Date: (i) the Buyer Pension Plan is a qualified, single-employer defined benefit plan under Section 401(a) of the Code; (ii) any Buyer

Pension Plan that was in effect before the Closing Date shall not have any "accumulated funding deficiency," as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, immediately before the Closing Date;
(iii) the Buyer Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (iv) the Buyer Pension Plan does not exclude Transferred Employees who were participants in the "GTE South, Inc. (Southeast) Plan for Hourly-Paid Employees' Pensions" (the "Seller Hourly Pension Plan") on the Closing Date from eligibility to participate therein; (v) the Buyer Pension Plan does not violate the requirements of any applicable collective bargaining agreement; and (vi) with respect to Transferred Employees who were participants in the Seller Hourly Pension Plan on the Closing Date, the terms of the Buyer Pension Plan are substantially identical in all material respects to the terms of the Seller Hourly Pension Plan. Within the thirty (30) day period immediately preceding any transfer of assets and liabilities from the Seller Hourly Pension Plan to a Buyer Pension Plan pursuant to Section 8.2.1, Buyer shall provide Sellers with a written certification, in a form acceptable to Sellers, that the Buyer Pension Plan satisfies each of the requirements set forth in this Section 8.2.1(b).

                 (c)  Transfer of Liabilities.

                      (i) Buyer shall cause the Buyer Pension Plans to accept all liabilities for benefits under the Seller Hourly Pension Plan whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 8.2.1) to or with respect to the Transferred Employees under the terms of the Seller Hourly Pension Plan that have accrued under the Seller Hourly Pension Plan to or with respect to the Transferred Employees based on accredited service and compensation under the Seller Pension Plans as of the Closing Date.

                      (ii) For purposes of eligibility and vesting under the Buyer Pension Plans, each Transferred Employee whose accrued benefit is transferred from a Seller Hourly Pension Plan to a Buyer Pension Plan shall be credited with service and compensation as of the Closing Date as determined under the terms of the Seller Hourly Pension Plan. The benefit under the Buyer Pension Plan for each Transferred Employee who, on the Closing Date, participates in the Seller Hourly Pension Plan, shall be calculated under terms of the Buyer Pension Plan that are substantially identical in all material respects to the terms of the Seller Hourly Pension Plan.

                      (iii) As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a list reflecting each Transferred Employee's service and compensation under the Seller Hourly Pension Plan.

                 (d)  Transfer of Assets.

                      (i) Sellers shall direct the trustee of the Seller Hourly Pension Plan to transfer to the trustee or funding agent of the Buyer Pension Plan the amount required to be transferred by Section 414(1) of the Code and the regulations thereunder for all Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to subsection (c) of this Section 8.2.1, determined using the assumptions used by the PBGC with respect to a plan termination occurring on the Closing Date (the "Pension Assets"), as set forth on Schedule 8.2.1(d)(i), subject to any adjustment pursuant to subsection (d)(vi) of this Section 8.2. The Pension Assets shall be in the form of cash or marketable obligations. Under no circumstances shall Sellers or the Seller Hourly Pension Plan be liable to transfer any additional amount to Buyer or a Buyer Pension Plan or any other Person in respect of the accrued benefits transferred to a Buyer Pension Plan pursuant to subsection (c) of this Section 8.2.1, including but not limited to any circumstance under which any Person (including a Governmental Authority) states a claim to some portion or all of the Pension Assets.

                      (ii) Sellers shall appoint an actuary ("Sellers' Actuary") to determine the amount to be transferred pursuant to subsection
(d)(i) of this Section 8.2.1 and shall provide such determination to Buyer. Buyer shall appoint an actuary ("Buyer's Actuary") who shall have the right to audit and review the determination made by Sellers' Actuary. Within thirty (30) days after the date Sellers inform Buyer of the amount of the Pension Assets, Sellers' Actuary shall provide Buyer's Actuary with a computer file containing all the employee data used by Sellers' Actuary to calculate the Pension Assets. If Buyer's Actuary is unable to agree with Sellers' Actuary on the amount of the transfer within sixty (60) days after Sellers inform Buyer of the amount to be transferred, Sellers and Buyer shall jointly select a third actuary, whose determination shall be binding on Sellers and Buyer. Each of Sellers and Buyer shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one-half by Sellers and one-half by Buyer.

                      (iii) The Pension Assets shall be credited with interest from the Closing Date to the actual date of transfer at the assumed discount rate used in accordance with paragraph (i) of this subsection (d); provided that any Pension Assets that are distributed from the Seller Hourly Pension Plan before the date of transfer pursuant to subsection (d)(vi) of this Section 8.2.1 shall be credited with interest (such interest to be credited to the Buyer Pension Plans) only from the Closing Date to the date of distribution.

                      (iv) Under the terms of the Buyer Pension Plan, the accrued benefit of each Transferred Employee immediately after the transfer of assets and liabilities pursuant to this Section 8.2.1 shall not be less than the sum of each Transferred Employee's accrued benefits under the applicable Seller Hourly Pension Plan and the Buyer Pension Plan (if any) immediately before the transfer of assets and liabilities.

                      (v) In connection with the transfer of assets and liabilities pursuant to this Section 8.2.1, Sellers and Buyer shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 8.2.1 shall not take place until as soon as practicable after the latest of (A) the expiration of the thirty (30) day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the Code, or (B) the date Buyer has delivered to Sellers (xx) a copy of the Buyer Pension Plan and a copy of the most recent determination letter from the IRS to the effect that the Buyer Pension Plan is qualified under Section 401(a) of the Code, together with documentation reasonably satisfactory to Sellers of the due adoption of any amendments to the Buyer Pension Plan required by the IRS as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under
Section 401(b) of the Code has not yet expired), and (yy) information enabling the enrolled actuary for the Buyer Pension Plan to issue the certification required by Section 6058(b) of the Code.

                       (vi)   If, after the Closing Date and before the date of

transfer of assets and liabilities from the Seller Hourly Pension Plan pursuant to this Section 8.2.1, the accrued benefit as of the Closing Date becomes payable under the Seller Hourly Pension Plan to or with respect to a Transferred Employee, Sellers shall instruct the trustee of the Seller Hourly Pension Plan to pay such benefits, and the assets to be transferred from the Seller Hourly Pension Plan shall be reduced accordingly.

                       (vii) Sellers, Buyer, the Seller Hourly Pension Plan and the Buyer Pensions Plans shall assist and cooperate with each other in the transfer of Pension Assets and the disposition of claims made under the Buyer Pension Plans and Sourly Hourly Pension Plan pursuant to this Section 8.2.1 and in providing each other with any record, documents or other information within its control that is reasonably requested by any other party as necessary to the disposition, settlement or defense of such claim.

          8.2.2  Savings Plans.

                 (a) As of the date of this Agreement, Sellers participate in the Verizon GTE Savings Plan and the Verizon GTE Hourly Savings Plan (collectively referred to as the "Seller Savings Plans"). Except as provided in subsection (c) below, Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

                 (b) Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer maintains one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as the "Buyer Savings Plan") that will accept rollovers from Transferred Employees who receive distributions from the Seller Savings Plans.

                 (c) Sellers shall make all required matching contributions with respect to the Transferred Employees' contributions to the Seller Savings Plans that are (i) eligible for matching and (ii) made before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

          8.2.3  Welfare Plans.

                 (a) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of (i) the non-bargained Transferred Employees (the "Non-Union

Welfare Plans") and (ii) the union-represented Transferred Employees in accordance with the provisions of applicable collective bargaining agreements (the "Bargained Welfare Plans"). The Non-Union Welfare Plans and the Bargained Welfare Plans are hereinafter referred to collectively as the "Buyer Welfare Plans." The Buyer Welfare Plans shall provide as of the Closing Date pre-retirement benefits to Transferred Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Sellers on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees, and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a list of each Transferred Employee's co-payment amounts, and deductible and out-of-pocket limits under the Seller Welfare Plans.

               (b)  (i)   Except as otherwise provided in subsection (b)(ii) of
this Section (b) or in an applicable collective bargaining agreement, Buyer shall provide or cause to be provided retiree medical, health, and life benefits to each Transferred Employee under substantially comparable terms and conditions as apply to similarly situated employees of Buyer as of the date of this Agreement, and Sellers shall have no obligation to provide retiree medical and life benefits to any Transferred Employee on or after the Closing Date.

                    (ii) Following the termination of employment from Buyer and its Affiliates of a Transferred Employee who is not covered by a Labor Contract and who, as of the Closing Date, has at least fifteen (15) years of accredited service (within the meaning of the Seller Salaried Pension Plan) and combined years of age and accredited service of at least 74 (within the meaning of the Seller Salaried Pension Plan), Sellers shall provide or cause to be provided to each such Transferred Employee (or the dependents or beneficiaries of such Transferred Employee) retiree medical, health, and life benefits under the terms and conditions of the corresponding programs then offered by Sellers to its similarly situated non-collectively bargained employees retiring at such time; provided that nothing in this subsection (b)(ii) shall be construed to prevent any such Transferred Employee (or his or her dependents or beneficiaries) from voluntarily relinquishing such benefits. Buyer shall reimburse Sellers for the cost of the retiree medical, health and life coverage for which Sellers are responsible and that Sellers actually provide pursuant to this subsection
(b)(ii). For each year for which Buyer is required to reimburse Sellers under this subsection (b)(ii), Buyer shall pay Sellers annually in arrears, within thirty (30) days after Sellers provide a statement therefor to Buyer: (A) $4,500 with respect to each eligible Transferred Employee who has not yet attained age 65 during the year for which the payment is made and $4,500 with respect to each spouse who is covered with respect to an eligible Transferred Employee and who has not yet attained 65 during the year for which the payment is made, and (B) $2,000 with respect to each eligible Transferred Employee who has attained at least age 65 during the year for which the payment is made and $2,000 with respect to each spouse who is covered with respect to an eligible Transferred Employee and who has attained at least age 65 during the year for which the payment is made. No reimbursement shall be due with respect to any dependent, other than a spouse, covered with respect to an eligible Transferred Employee. The reimbursement obligation for partial years shall be prorated based on the portion of the year covered by the obligation.

               (c) Sellers, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans or the Buyer Welfare Plans and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

               (d) Except for the Flexible Reimbursement Plan (the "FRP") account balances described in Section 8.2.3(e), nothing in this Agreement shall require Sellers or their Affiliates to transfer assets or reserves with respect to the Seller Welfare Plans to Buyer or the Buyer Welfare Plans.

               (e) As of the Closing Date, Sellers shall cause the portion of the FRP applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FRP shall be transferred to a flexible reimbursement plan that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

     8.3 Severance Benefits. On and for a period of at least three (3) years after the Closing Date, Transferred Employees not subject to a collective bargaining agreement shall be eligible for benefits under a Buyer severance or separation pay policy or plans that provides a benefit of two weeks of base compensation for each year of service (plus a prorated amount for each partial year of service, such service determined by taking into account service with Sellers and their Affiliates and service with Buyer and its Affiliates), up to a maximum of fifty-two (52) weeks, to employees who separate from service for any reason other than cause; provided that the amount of the severance benefit shall not be less than the executive minimum severance benefit for the employees listed on Schedule 8.3. Except as specifically provided otherwise in the relevant Seller severance pay plan, each Transferred Employee listed on Schedule
8.1 shall be treated as a "Transferred Employee" for purposes of the Seller Salaried Pension Plan and shall not be entitled to severance benefits (including under the Qualified Involuntary Separation Program) from Sellers or any plan or policy it maintains. Sellers shall take any actions necessary or appropriate in respect of the immediately preceding sentence.

     8.4 Vacation Benefits. On or after the Closing Date, Buyer shall allow Transferred Employees to receive paid time off in the calendar year of the Closing for any unused vacation time accrued prior to the Closing Date. Sellers and their Affiliates shall have no liability to Transferred Employees for the vacation payments described the immediately preceding sentence. Sellers shall pay Transferred Employees any banked vacation on or as soon as practicable after the Closing Date, and Buyer shall have no liability for such banked vacation benefits. Schedule 8.1 referenced above shall list the accrued but unused vacation pay, as of the Closing Date, of each Transferred Employee for the calendar year in which the Closing Date occurs.

     8.5 Employee Rights. Nothing herein expressed or implied shall confer upon any employee of Sellers or their Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder. Nothing in this Agreement shall cause Buyer or its Affiliates, nor Sellers or their Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or, except as otherwise provided in Section 8.1.2 with respect to employment agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

     8.6 Successors and Assigns. In the event Buyer or any of its successors and assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Buyer honor the obligations of Buyer and its Affiliates set forth in this Article VIII. In the event Buyer outsources any of the Transferred Employees during the three-year period described in Section 8.3, and such employees are not paid a severance benefit in accordance with Section 8.3, then, and in each case, proper provision shall be made so that the outsourcing vendor maintains a severance pay plan or policy that provides a severance benefit for each Transferred Employee who is involuntarily terminated by the outsourcing vendor during such three-year period, which benefit is the same as the severance benefits that would otherwise have been provided to such employees in accordance with Section 8.3. For purposes of this Section 8.6, a Transferred Employee shall be considered to have been outsourced if the employee is hired by the outsourcing vendor pursuant to or in connection with an agreement entered into between Buyer or any of its Affiliates and the outsourcing vendor whereby the outsourcing vendor will provide services to or for the Buyer or any of its Affiliates.

                                   ARTICLE IX
                        CONTINUING BUSINESS RELATIONSHIPS

     9.1 Transition Plan Support Agreement. The parties agree to cooperate with one another to ensure that the transition of the ownership of the Acquired Assets proceeds with minimal disruption to the services being provided to subscribers in the Seller Exchanges. The parties agree that it may be necessary for Seller to assist Buyer in converting Seller's systems and processes with respect to the Acquired Assets to Buyer's systems and processes. Seller and Buyer agree to execute on or before the Closing Date a separate "Transition Plan Support Agreement" substantially in the form attached hereto as Exhibit E for the provision of such services.

     9.2  Directory Publishing.

          9.2.1 Certain Directory Publishing Agreement Rights and Obligations. Sellers are party to that certain publishing agreement dated January 1, 2000 with Verizon Information Services Inc. f/k/a GTE Information Services Incorporated ("Publisher"). Pursuant to this agreement Publisher has the right to sell advertising, and the obligation to publish, print and distribute directories containing telephone numbers relating to the Seller Exchanges. Buyer and Publisher shall execute a new publishing agreement on or before the Closing Date effective as of the Closing as it relates to the Seller Exchanges, which agreement shall be substantially in the form attached hereto as Exhibit D (the "Publishing Agreement"). Such Publishing Agreement shall provide Buyer with a fifty-two percent (52%) revenue share in print directory advertising relating to the period after Closing for all directories in use at the time of Closing (i.e., having been published within the twelve (12) month period prior to the Closing Date), and those Verizon-branded directories in current sales campaigns or post-sales publishing cycle at Closing.

          9.2.2 Co-Bound Directories Acknowledgement. Buyer acknowledges that Publisher may have a pre-existing obligation (which Publisher may choose to continue) to sell advertising, publish, print and distribute the telephone numbers of third party local exchange telephone companies in the same directory as the Seller Exchanges ("Co-Bound Directory"). Verizon Information Services Inc. has informed Seller that all such arrangements are as set forth on Schedule
9.2.2 and, to Sellers' knowledge, no arrangements exist except as are identified on Schedule 9.2.2.

                                    ARTICLE X
                      ADDITIONAL AGREEMENTS OF THE PARTIES

     10.1 Intellectual Property.

          10.1.1 No License. Buyer and Sellers acknowledge and agree that, except and to the extent expressly set forth in writing in the License Agreement and in Section 10.1.3, Sellers have not granted any rights or licenses, express or implied, and nothing shall constitute or be construed as a license or other right by Sellers under any Intellectual Property now or hereafter owned, obtained or licensable by Sellers or under any Third Party Intellectual Property.

          10.1.2 Infringement.

                 (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to defend, indemnify or hold harmless Buyer, any of its Affiliates or any of their customers, from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity subsequent to the Closing Date engaged in by Buyer, a customer of Buyer's, or anyone claiming under Buyer, constitutes direct or contributory infringement, misuse or misappropriation of, or inducement to infringe, any Third Party Intellectual Property.

                 (b) Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, or misuse or misappropriation of, or inducement to infringe by Sellers or any of their Affiliates of any Third Party Intellectual Property, to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the Closing Date by Buyer, a customer of Buyer's or anyone claiming under Buyer.

          10.1.3 Trademark Phaseout.

                 (a) Buyer acknowledges and agrees that Sellers or their Affiliates are the legal and beneficial owners of Excluded Marks that qualify as Excluded Assets under Section 2.1.2. Buyer acknowledges and agrees that the Excluded Marks, or any right to or license of the Excluded Marks, including any right to use, are not being transferred or conveyed to Buyer pursuant to this Agreement. Buyer acknowledges the exclusive and proprietary rights of Sellers and their Affiliates in the use of the Excluded Marks, and Buyer agrees that it shall not use the Excluded Marks (or any names, domain names, marks or indicia confusingly similar to the Excluded Marks) except and to the extent expressly set forth in this Section 10.1.3, or otherwise assert any rights or claims in such Excluded Marks (or in any names, domain names, marks or when confusingly similar to the Excluded Marks). Except as set forth in the last sentence of this
Section 10.1.3(a), after the Closing, all Excluded Marks of Sellers and their Affiliates shall be replaced by Buyer, at Buyer's expense, as soon as possible, but in no event later than ninety (90) days after the Closing Date (the "Phaseout Period") for items existing as of the Closing Date with Excluded Marks affixed to them which Buyer has continued to use in Buyer's operation of the Business, including buildings, vehicles, heavy equipment, hard hats, tools, tool boxes, kits (safety and others) signs, public (pay) telephones, manual covers and notebooks. After the Closing, Buyer will not use, and will immediately destroy or deliver to Sellers, all items with Excluded Marks affixed to them that have no valid continuing use in Buyer's operation of the Business, including items affecting customer or employee relations or items that do not reflect Buyer's true identity. Specific items to be destroyed or returned include giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; business cards; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. The Phaseout Period for replacement of Excluded Marks affixed to telephone directories that were already published or closed for publication at the Closing Date shall be extended to the expiration date of such directories.

                 (b) Buyer recognizes the great value of the goodwill associated with the Excluded Marks, and acknowledges and agrees that the Excluded Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Sellers and that the Excluded Marks have a secondary meaning in the minds of the public. Buyer further agrees that any and all permitted use of the Excluded Marks pursuant to this Agreement shall inure to the sole and exclusive benefit of Sellers.

                 (c) Buyer agrees that any permitted use of the Excluded Marks in the operation of the Business after the Closing shall be provided in accordance with all applicable federal, state and local Laws, and to the additional terms and conditions as set forth in the

License Agreement and that the same shall not reflect adversely upon the good name of Sellers or their Affiliates, and that the operation of the Business will be of a high standard and skill.

                   (d) Buyer acknowledges that its failure to cease use of the Excluded Marks as provided in this Agreement, or its improper use of the Excluded Marks, will result in immediate and irreparable harm to Sellers and their Affiliates. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Excluded Marks, or for such improper use of the Excluded Marks. Buyer agrees that in the event of such failure or improper use, Sellers and their Affiliates shall be entitled to equitable relief by way of temporary restraining order, or preliminary or permanent injunction, or any other relief available under this Agreement.

                   (e) Neither Buyer nor its Affiliates shall contest the ownership or validity of any rights of Sellers or their Affiliates in the Excluded Marks.

           10.1.4 Third Party Software. To the extent that the transfer of Acquired Assets by Sellers to Buyer under this Agreement results in the transfer of possession to Buyer of software that, at the Closing Date, is Third Party Intellectual Property, which software was located in and rightfully used by Sellers in the geographical area of the Seller Exchanges prior to the Closing Date in the normal and ordinary operation of the Business pursuant to Contracts with the owners or licensors of such software ("Third Party Intellectual Property Contracts"), Sellers agree to provide reasonable assistance to Buyer in securing license rights in such Third Party Intellectual Property on terms and conditions similar to those set forth in the Third Party Intellectual Property Contracts; provided, however, Sellers agree to assign to Buyer, at Buyer's expense, the Third Party Intellectual Property Contracts with Switch Software Vendors for the Switch Software used with the Acquired Assets, to the extent Sellers have the right or obtain the right to do so, and Buyer agrees to comply with the terms and conditions of such Third Party Intellectual Property Contracts and to indemnify Sellers for any breaches thereof or failures to comply therewith from and after the Closing. Such Third Party Intellectual Property Contracts with Switch Software Vendors are as set forth on Schedule
10.1.4. Buyer understands and agrees that, except and to the extent the Third Party Intellectual Property Contracts for such Switch Software are assigned to Buyer, no rights or licenses to use or possess such software or any Third Party Intellectual Property are transferred to Buyer. Buyer shall properly dispose of, and shall not use, any software or other Third Party Intellectual Property of which Buyer acquires possession or control in connection with Acquired Assets unless and to the extent Buyer enters into written agreements with such third parties for the use of such software or other Third Party Intellectual Property. Sellers make no warranty or representation as to any matter relating to Third Party Intellectual Property or Third Party Intellectual Property Contracts.

     10.2 Confidentiality. Whether or not the Closing occurs, the parties and their respective officers, directors, employees and representatives shall comply with the Non-Disclosure Agreement, the provisions of which are expressly incorporated herein in their entirety by this reference.

     10.3 Further Assurances. For a period of one hundred eighty (180) days after the Closing, Sellers shall use their commercially reasonable efforts to furnish to Buyer such other instruments and information as Buyer may reasonably request in order to convey to Buyer title to the Acquired Assets, to be delivered from time to time upon Buyer's reasonable request.

     10.4  Prorations.

           (a) Subject to the limitations set forth in this Section 10.4(a), any liability that calls for periodic payments shall be prorated between Sellers and Buyer including, without limitation: (i) utility charges (which shall include water, sewer, electricity, gas and other utility charges) with respect to the Owned Real Property, the property subject to the Real Property Leases and customer owned equipment, (ii) rental charges (which shall include rental charges and other lease payments under the Real Property Leases), (iii) personal services (where the services charged for straddle the period both before and after the Closing Date, including charges for contract labor), and (iv) real and personal property taxes, ad valorem taxes and other similar taxes imposed on a periodic basis, (v) franchise fees, regulatory assessments or taxes and (vi) such other liability that individually calls for periodic payments in excess of Ten Thousand Dollars ($10,000). With respect to measurement periods during which the Closing Date occurs (all such periods of time being hereinafter called "Proration Periods"). The liabilities described in clauses (i), (ii), (iii), (v) and (vi) of the preceding sentence shall be apportioned between Sellers and Buyer as of the Closing Date, with Buyer bearing only the expense thereof in direct proportion to the number of days remaining in the applicable Proration Period including and following the Closing Date in comparison to the total number of days covered by such Proration Period. The liabilities described in clause (iv) of the preceding sentence shall be prorated between Buyer and Sellers based on the relative periods the Acquired Assets was owned by each respective party during the fiscal period for which such taxes were imposed by the taxing jurisdiction (as such fiscal period is reflected on the bill rendered by such taxing jurisdiction). Buyer and Sellers shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Closing Date) on this prorated basis. If a payment on a tax bill is due after the Closing, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other party does not pay the invoice within thirty (30) calendar days of receipt, the amount of such payment shall bear interest at the Applicable Rate. Similarly, all prepayments made by Sellers with respect to service or maintenance agreements with third parties or license or other fees payable to third parties and assigned to Buyer hereunder shall be prorated on an appropriate basis between Sellers and Buyer.

           (b) Notwithstanding the foregoing provisions of Section 10.4(a), Sellers shall not be responsible to pay, or to indemnify Buyer for, any federal universal service fund charge which is due after the Closing Date with respect to the Business, and all such charges shall be the responsibility of Buyer and shall be considered to be Assumed Liabilities which are described in Section
2.3.1. For purposes of the immediately preceding sentence, the due date of a federal universal service fund charge shall be the date by which payment of such charge must be received by the Universal Service Administrative Company ("USAC"), or any successor thereto, in order to avoid late payment charges, as per the statement of account from USAC. Notwithstanding the foregoing provisions of this Section 10.4(b), (i) Sellers shall be responsible to pay and shall indemnify Buyer for any billed federal universal service fund charge with respect to the Business for every month reflected on such statement of account that ends on or prior to the Closing Date and for the pro rata portion of any month during which the Closing Date occurs; and (ii) Buyer shall be responsible to pay and shall indemnify Sellers for any billed federal universal service contribution liability assessed by USAC with respect to the Business for every month reflected on such statement of account that ends after the Closing Date and for the pro rata portion of any month during which the Closing Date occurs, it being understood by Buyer that such assessments may be based on operations of the Business prior to the Closing Date.

     10.5  Cost Studies/Toll and Access Settlement Matters.

           10.5.1 Prior to Closing. Sellers agree that, with respect to all toll, access or other such revenues or expenses, settlements, pools, separations studies, USF funds or similar activities, Sellers shall be responsible for (and shall receive the benefit or suffer the burden of) any payment adjustments to contributions, or receipt of funds resulting from any such activities that are related to the operation of the Business or the ownership or operation of the Acquired Assets on or prior to the Closing Date and as a result of this transaction, and in accordance with FCC rules and regulations in effect at the Closing Date. Specifically, this paragraph shall apply, but shall not be limited to, any matters related to USAC, the National Exchange Carrier Association ("NECA") including the Universal Service Fund ("USF"), Long Term Support ("LTS"), Local Switching Support ("LSS"), Coalition for Affordable Local and Long Distance Service ("CALLS") interstate access fund and Telecommunications Relay Services funds established by the FCC.

           10.5.2  From and After Closing.

                   (a) Upon Closing, Sellers shall direct all appropriate Persons that all payments discussed in Section 10.5.1 that relate to the operation of the Business after the Closing Date with respect to the Study Area(s) comprising the Seller Exchanges shall be paid to Buyer. In the event any such Person fails to make such payment to Buyer and pays Sellers, Sellers shall immediately deliver such funds to Buyer.

                   (b) From and after Closing, the parties shall make all data and other submissions required by FCC rules with respect to USF and other high cost reimbursement programs. The parties shall cooperate and provide any data or information related to the foregoing as may reasonably be requested by the other party hereto.

     10.6  Access to Books and Records.

           10.6.1 Retention Period. After the Closing, Sellers shall retain all Retained Books and Records for a period of three (3) years, except for Tax returns and supporting documentation which shall be retained until sixty (60) days after the expiration of the applicable statute of limitations, and Buyer shall retain all Transferred Books and Records for a period of five (5) years.

           10.6.2 Access. After the Closing, upon reasonable notice and subject to the Non-Disclosure Agreement, the parties will give to the representatives, employees, counsel and accountants of the other access, during normal business hours, to books and records relating to the Business and the Acquired Assets, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with Tax and financial reporting matters (including appropriate portions of Tax Returns and related information, but not attorney work product), audits, legal proceedings, governmental investigations and other proper business purposes (including such financial information and any receipts evidencing payment of Taxes as may be requested by Sellers to substantiate any claim for Tax credits or refunds); provided, however, that nothing contained herein shall obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any agreement to which it is a party or to which it or any of its assets is subject. Sellers and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.6.2.

     10.7  Purchase Price Allocation.

           (a) Within ninety (90) days after the Closing Date, Buyer shall provide to Sellers a draft Purchase Price allocation (the "Purchase Price Allocation"). Sellers shall propose to Buyer any changes in the draft Purchase Price Allocation within 30 days of the receipt thereof. In the event that no such changes are proposed in writing to Buyer within such time, Sellers shall be deemed to have agreed to the Purchase Price Allocation. If any such changes are proposed, Sellers and Buyer shall negotiate in good faith and shall use their reasonable efforts to agree upon the final Purchase Price Allocation. Notwithstanding the foregoing, if Sellers and Buyer cannot agree upon a Purchase Price Allocation, Sellers and Buyer covenant and agree to file, and cause their respective Affiliates to file, all Tax Returns consistent with each of Sellers' and Buyer's good faith allocations, unless otherwise required by law. For purposes of this subsection 10.7(a), the Purchase Price Allocation shall be done in a manner consistent with section 1060 of the Code and the Treasury regulations promulgated thereunder.

           (b) If Sellers and Buyer reach an agreement on the Purchase Price Allocation as provided above, Sellers and Buyer agree to act in accordance with such Purchase Price Allocation for all purposes, including for purposes of any Tax Return. Except as otherwise required by a Governmental Authority or by a Taxing authority pursuant to a "determination" as defined in Section 1313(a) of the Code (or any comparable provision of state, local or foreign law) or the execution of an IRS Form 870-AD, Sellers and Buyer agree to report the transactions contemplated by this Agreement in a manner consistent with such Purchase Price Allocation, and agree not to take any position on any Tax Return inconsistent therewith, and to conduct any audit, Tax proceeding or Tax litigation relating thereto in a manner consistent with such Purchase Price Allocation.

           (c) The Purchase Price Allocation shall be adjusted if the Purchase Price is adjusted under any provision of this Agreement.

     10.8 Owned Real Property Transfers. Within ninety (90) days of the date of this Agreement, Sellers shall deliver to Buyer copies of all existing title insurance policies covering the Owned Real Property. Thereafter, no later than sixty (60) days before the estimated Closing Date, Sellers shall deliver (at their expense) to Buyer a preliminary title binder (on a standard form) issued by a title insurance company reasonably acceptable to Buyer, solely with respect to the Owned Real Property included in the Acquired Assets and in which Sellers purport to own fee title which (a) is presently used by either Seller as a central office facility,
(b) is requested by Buyer as a requirement of any financing for all or a significant part of the Purchase Price or (c) such other Owned Real Property as expressly set forth on Schedule 10.8. To the extent Buyer requests preliminary title binders for Owned Real Property in addition to the Owned Real Property identified in subparts (a) and (b) of the preceding sentence, then Sellers and Buyer shall each bear fifty percent (50%) of the costs and expenses associated therewith. Such title binders shall be reasonably satisfactory to counsel for Buyer, subject to the standard exceptions set forth in the following sentence. Such title binders shall reflect that, upon consummation of the sale contemplated by this Agreement, Buyer will be vested with good, fee simple, indefeasible and insurable title to such Owned Real Property, subject only to Permitted Encumbrances. If a preliminary title binder indicates an exception other than a Permitted Encumbrance, Sellers shall, at their expense, use their commercially reasonable efforts to cause such exception to be removed on or before the Closing Date. With respect to each parcel of Owned Real Property covered by a preliminary title binder, the amount of title insurance provided by Sellers shall be the fair market value of the property, which shall be determined by Buyer at its sole cost and expense using commercially reasonable methods of valuation, provided that all such valuations shall be consistent with all allocations of the Purchase Price made hereunder or pursuant to this Agreement. Sellers shall also deliver to Buyer (at Sellers' expense and on or prior to the Closing Date) a certified current survey. By no later than forty-five (45) days after the Closing Date, Sellers shall deliver to Buyer a final title insurance policy paid for by Sellers covering the Owned Real Property included in the preliminary title binder.

     10.9  Transaction Taxes and Tax Refunds.

           (a) Buyer shall bear and be responsible for paying any sales, use, stamp, conveyance, transfer, documentary, registration, business and occupation and other similar taxes (including related penalties additions to tax and interest) imposed by any Governmental Authorities with respect to the transfer of the Business and/or the Acquired Assets to Buyer (including the Owned Real Property) ("Transaction Taxes"), regardless of whether the Governmental Authority seeks to collect such taxes from Sellers or Buyer. Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto. Sellers shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar tax audit. In any proceedings, whether formal or informal, Sellers shall permit Buyer to participate and control the defense of such proceeding, and shall take all actions and execute all documents required to allow such participation. Sellers shall not negotiate a settlement or compromise of any Transaction Taxes without the written consent of Buyer, which consent shall not be unreasonably withheld.

           (b) Buyer shall cooperate with all reasonable requests made by Sellers with respect to pursuing any Tax refund, including the filing of refund claims and of amended Tax Returns.

     10.10 Bulk Sales Laws. Sellers and Buyer waive compliance with applicable Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Acquired Assets.

     10.11 Prepaid Non-Regulated Maintenance Agreements. Within thirty (30) days following Closing, Sellers shall provide reasonably detailed supporting documentation related to and pay to Buyer an amount equal to the pro rata portion of all prepaid but unearned revenues from Sellers' customers for all non-regulated maintenance agreements assumed by Buyer hereunder as of the Closing Date.

     10.12 Vehicle Registration. Buyer shall use its commercially reasonable efforts to file promptly the appropriate vehicle title applications and registrations to change the name of the titled owner on each vehicle title certificate and change the motor vehicle registration (with respect to license plate information) on each vehicle being transferred to Buyer from Seller pursuant to this Agreement. Buyer shall remove and destroy Sellers' existing license plates from all vehicles received upon the later of receipt of new license plates or ninety (90) days following Closing.

     10.13 CABS Accounts Receivable Transition. Sellers shall render their own final bills for minutes, messages and other applicable charges billable through CABS for periods prior to and including the Closing Date. Sellers shall be responsible for collecting and settling any disputes associated with its final CABS bills.

     10.14 CBSS and SSB Billing and Accounts Receivable Transition. Buyer shall purchase Sellers' CBSS Accounts Receivable and SSB Accounts Receivable and make payment to Seller for those accounts in the manner described below.

           10.14.1 Transfer of Records. Sellers shall transfer to Buyer, as soon as reasonably available after Closing, all customer account records related to CBSS and SSB as of the Closing Date. Following the Closing, Buyer will be responsible for administering those records including the application of cash receipts to customer accounts, whether related to services rendered before or after the Closing, and submission of appropriate accounts to customary collection treatment, including collection efforts by external collection agents. Sellers will promptly forward to Buyer the customer payments and related remittance documents received by Sellers with respect to such end-user customer accounts after the Closing for processing by Buyer.

           10.14.2 Settlement of Accounts Receivable. Within twenty (20) days following the Closing, Sellers shall provide an accounting to Buyer of the CBSS Accounts Receivable and SSB Accounts Receivable, the Customer Prepayments and the resulting calculation of the CBSS Accounts Receivable Amount and SSB Accounts Receivable Amount based on the CBSS Uncollectible Factor and the SSB Uncollectible Factor respectively, which shall be summarized in an accounts receivable settlement statement (the "Accounts Receivable Settlement Statement"). Within thirty (30) days following the Closing, Buyer shall remit to Sellers an amount equal to eighty percent (80%) of the aggregate of the CBSS Accounts Receivable Amount and SSB Accounts Receivable Amount less the full amount of the Customer Prepayments. Within sixty (60) days following the Closing, Buyer shall remit an additional fifteen percent (15%) of the aggregate of the CBSS Accounts Receivable Amount and SSB Accounts Receivable Amount and within ninety (90) days will remit the final five percent (5%). In the event Sellers fail to deliver the Accounts Receivable Settlement Statement within the time period set forth herein, Buyer shall be entitled to delay its payment obligations pursuant to this Section
10.14 for the number of days equal to the period of Sellers' delay.

           10.14.3 Updated Statements. Not later than ten (10) days prior to the due dates for the payments referred to in Section 10.14.2 above, Sellers shall provide Buyer with an updated Accounts Receivable Settlement Statement reflecting any adjustments based upon non-sufficient funds checks, billing adjustments or other facts that have become known after the original statement that relate to pre-closing activity.

           10.14.4 Resolution of Material Discrepancies. If at any time during the ninety (90) day period following the Closing, Buyer or Sellers discover any material discrepancy in the Accounts Receivable Settlement Statement, Sellers and Buyer shall use commercially reasonable efforts to resolve any discrepancy in a timely manner, and further agree to make payments related to any undisputed amounts as set forth above.

           10.14.5 Exclusive Remedies. The parties agree that the provisions of this Section 10.14 set forth the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise) regarding the CBSS Accounts Receivable and SSB Accounts Receivable, and Buyer shall not be entitled to seek indemnification pursuant to Article VII for a breach of any representation, warranty, covenant or other agreement contained herein.

     10.15 Environmental Remediation. Subject to the provisions of Section 2.3.2(e), in the event that any Owned Real Property, Leased Real Property and/or Real Estate Interests transferred by Sellers to Buyer pursuant to this Agreement requires remediation (including as the result of regulatory action by any Governmental Authority), either as the result of a claim made by Buyer pursuant to Section 7.2 or as the result of a Retained Liability, then Sellers shall determine, in their discretion, the appropriate remedial activities (the "Remediation Activities"), provided, that such Remediation Activities are in compliance with any applicable Requirement of Law, and provided further, that such Remediation Activities permit Buyer to use the affected property in a manner consistent with Sellers' use of such property as of the date hereof. Buyer shall provide Sellers and Sellers' agents such access to the affected property as Sellers reasonably request to perform the Remediation Activities. Buyer shall sign any and all documents that Sellers or their agents state are reasonably necessary to carry out the Remediation Activities, provided that such documents do not require Buyer to undertake additional obligations or liabilities (other than those obligations or liabilities for which Sellers agree to indemnify Buyer). Buyer shall not interfere with Sellers' Remediation Activities or Sellers' efforts to gain the approval of any Governmental Authority to perform such Remediation Activities in accordance with this Agreement.

     10.16 Customer Deposits. Within thirty (30) days after Closing, Sellers shall transfer to Buyer the customer deposits together with any interest accrued thereon (collectively, the "Customer Deposits") for the period ending on the Closing Date, together with all of Sellers' rights and obligations to hold the Customer Deposits of the Business. Buyer shall hold and disburse such Customer Deposits so delivered to it as if it were Sellers.

                                   ARTICLE XI
                                   TERMINATION

     11.1 Termination Rights. Anything herein or elsewhere notwithstanding, this Agreement may be terminated, subject to the provisions of Section 11.2 below, at any time prior to the Closing Date only as follows:

           (a) by mutual written consent of Sellers and Buyer;

           (b) by Buyer if any of the conditions provided in Sections 6.1 and
6.3 of this Agreement have not been satisfied within twelve (12) months after the date hereof and such conditions have not been waived by Buyer; provided, however, such period shall be extended to eighteen (18) months solely with respect to the FCC Consent and/or the Regulatory Approvals on terms in accordance with the provisions of Section 6.3.2.

           (c) by Sellers if any of the conditions provided in Sections 6.2 and
6.3 of this Agreement have not been satisfied within twelve (12) months after the date hereof and such conditions have not been waived by Sellers; provided, however, such period shall be extended to eighteen (18) months solely with respect to the FCC Consent and/or the Regulatory Approvals on terms in accordance with the provisions of Section 6.3.2.

           (d) by Sellers (i) if any obligations of Buyer provided in Article 3 become incapable of being fulfilled in the reasonable judgment of Sellers, (ii) upon Buyer's failure or inability to comply with the provisions of Section 5.2.3 or (iii) upon Sellers' receipt of the notice required by the last sentence of
Section 5.2.3 and Buyer's failure to obtain substitute Highly Confident Letters within thirty (30) days thereafter;

           (e) by Buyer or Sellers if any Governmental Authority (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue by the date which is eighteen (18) months after the date hereof, an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article VI.

     11.2 Good Faith Performance. No party shall be entitled to exercise any right of termination pursuant to section 11.1 above if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination or whose failure to comply with Section 5.3 has been the proximate cause of such action or inaction.

     11.3  Effect of Termination.

           11.3.1 Mutual Termination or Termination upon Governmental Order. If this Agreement is terminated as a result of Section 11.1(a) or 11.1(e), this Agreement shall be of no further force and effect and there shall be no further liability hereunder (except the obligations under the Non-Disclosure Agreement and the liability for breach of such obligations) on the part of any party or their respective Affiliates, directors, officers, shareholders, agents or other representatives. Upon such termination, Sellers shall within five (5) Business Days deliver to Buyer either (a) the Deposit, together with interest at the Applicable Rate as provided in Section 3.4.1, or (b) the Deposit L/C.

           11.3.2 Termination by Buyer. If this Agreement is terminated by Buyer pursuant to Section 11.1(b), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Non-Disclosure Agreement and the liability for breach of such obligations) on the part of any party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that no such termination shall relieve Sellers of liability for any claims, damages or losses suffered by Buyer as a result of the negligent or willful failure of Sellers to perform any obligations required to be performed by it hereunder on or prior to the date of termination.

           11.3.3 Termination by Seller. If this Agreement is terminated by Sellers pursuant to Section 11.1(c) or (d), this Agreement shall be of no further force and effect, and except as provided in this Section 11.3.3, there shall be no further obligations or liability hereunder (except the obligations under the Non-Disclosure Agreement and the liability for breach of such obligations) on the part of any party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that no such termination shall relieve Buyer of liability for any claims, damages or losses suffered by Sellers as a result of the negligent or willful failure of Buyer to perform any obligations required to be performed by it hereunder on or prior to the date of termination. Notwithstanding anything to the contrary in
Section 7.3, in the event of termination pursuant to Section 11.1(d), Sellers shall be entitled to retain the Deposit as liquidated damages and as Sellers' exclusive remedy.

           11.3.4 Compliance with Non-Disclosure Agreement. Upon any termination of the Agreement, each of the parties shall promptly comply with the obligations of the Non-Disclosure Agreement regarding return or destruction of Evaluation Material of the other party.

           11.3.5 Survival. Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.3 and of Sections 12.1, 12.2, 12.3, 12.8, 12.11, 12.13 and 12.14, shall survive any termination of this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          (a)      If to Buyer, to:
                   CenturyTel, Inc.
                   100 CenturyTel Drive
                   Monroe, LA 71203
                   Facsimile No.: 318-388-9488
                   Attention: R. Stewart Ewing, Jr.

                   With a copy to:

                   CenturyTel, Inc.
                   100 CenturyTel Drive
                   Monroe, LA 71203
                   Facsimile No.: 318-388-9488
                   Attention: Stacey W. Goff

          (b)      If to Sellers, to:
                   Stephen E. Smith
                   Group Vice President - Business Development
                   Verizon Domestic Telecom
                   1717 Arch Street, 29/th/ Floor
                   Philadelphia, PA 19103
                   Facsimile No.: 215-557-7249

                   With a copy to:

                   Dana B. Bourland
                   Assistant General Counsel
                   Verizon Services Group
                   600 Hidden Ridge, HQE02H45
                   Irving, TX 75038
                   Facsimile No.: 972-719-0028

or to such other address or addresses as such party may from time to time designate by like notice.

     12.2 Information Releases. The parties shall consult with each other (and allow the other party notice, and a reasonable time to comment) in preparing any employee announcement, press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the employees generally, news media or the public. No party shall issue or cause the publication of any press release, public announcement or media response without the prior written consent of the other parties; provided, however, that, after allowing the other parties notice and a reasonable time to comment prior to issuance, nothing herein will prohibit any party from making an employee announcement, or issuing or causing publication of any press release, public announcement or media response to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates.

     12.3 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided herein, each party shall pay any expenses (including attorneys' fees) incurred by it incidental to this Agreement and in consummating the transactions provided for herein.

     12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable or delegable by any party without the prior written consent of the other parties, which may be withheld in such party's sole discretion; provided, that any party may assign this Agreement to an Affiliate of such party without the consent of the other parties.

     12.5 Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of both parties.

     12.6 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.

     12.7 Entire Agreement. This Agreement supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the parties relating to the matters contemplated hereby. This Agreement, the Non Disclosure Agreement and the Ancillary Documents constitute the entire agreement by and between the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein or therein.

     12.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     12.9 Third Parties. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.10 Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument.

     12.11 Governing Law. This Agreement and the Ancillary Agreements shall in all respects be governed by and construed in accordance with the laws of the state of New York (except that no effect shall be given to any conflicts of law principles of the state of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the city of New York for purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party's respective address set forth in Section 12.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. In the event of any breach of the provisions of this Agreement or any other agreement entered into in connection therewith, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

     12.12 Further Assurances. From time to time after the Closing Date, as and when requested by one of the parties, the other parties will use their commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Sellers and Buyer, to consummate and make effective the transactions contemplated by this Agreement.

     12.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

     12.14 Schedules; Exhibits. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to constitute a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

     12.15 Knowledge Convention. As used herein, the phrase "knowledge of Sellers" and similar phrases shall mean all matters actually known to the Group Vice President-Business Development Domestic Telecom or the Assistant General Counsel-Strategic Transactions, or actually known or that reasonably should have been known based on facts actually known to the individuals holding each of the following positions immediately prior to the date hereof -- the Director-Alabama Operations, the Sr. Vice President-Engineering & Planning, and the Executive Director-Corporate Books, Domestic Telecom, and all matters which were the subject of written notice actually received by Sellers from any third party. The phrase "knowledge of Buyer" and similar phrases shall mean all matters actually known to the individuals holding each of the following positions immediately prior to the date hereof -- the Executive Vice President and Chief Financial Officer, the Vice President and Assistant General Counsel, and the Vice President - Corporate Development, and all matters which were the subject of written notice actually received by Buyer from any third party.

     IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.

                                       VERIZON SOUTH INC.

                                       By: /s/ Lawrence R. Whitman
                                           ----------------------------------
                                             Name:  Lawrence R. Whitman
                                             Title: Vice President-Finance &
                                                    Planning


                                       By: /s/ Marianne Drost
                                           ----------------------------------
                                             Name:  Marianne Drost
                                             Title: Secretary

                                          CONTEL OF THE SOUTH, INC. D/B/A
                                          VERIZON MID-STATES

                                          By: /s/ Lawrence R. Whitman
                                              ---------------------------
                                                 Name:  Lawrence R. Whitman
                                                 Title: Vice President-Finance
                                                        & Planning

                                          By: /s/ Marianne Drost
                                              ---------------------------
                                                 Name:  Marianne Drost
                                                 Title: Secretary


                                          CENTURYTEL OF ALABAMA, L.L.C.

                                          By: /s/ R. Stewart Ewing, Jr.
                                              ---------------------------
                                                 Name:  R. Stewart Ewing, Jr.
                                                 Title: Executive Vice President

                                     JOINDER

CenturyTel, Inc., a Louisiana corporation and parent of Buyer, hereby joins in the execution and delivery of this Agreement for the following limited purposes: the undersigned hereby (a) represents and warrants that it owns, directly or indirectly, all of the outstanding membership interests of the Buyer and (b) agrees to perform and to cause Buyer or any applicable Affiliate of Buyer to perform, the obligations of Buyer contained in this Agreement and the Ancillary Documents, including without limitation, those payment obligations set forth herein.

                                                CENTURYTEL, INC.


Date: October 22, 2001                          By:    /s/ R. Stewart Ewing, Jr.
                                                       -------------------------
                                                Name:  R. Stewart Ewing, Jr.
                                                       -------------------------
                                                Title: Executive Vice President
                                                       -------------------------